Exhibit 10.13
COMMERCIAL LEASE
This Commercial Lease (“Lease”) is entered into as of November 8, 2016 (the “Effective Date”), by and between COUSINS FUND II PHOENIX III, LLC, a Delaware limited liability company (“Landlord”), and ZIPRECRUITER, INC., a Delaware corporation (“Tenant”). In consideration of the mutual covenants set forth herein, Landlord and Tenant agree as follows:
1.    Terms and Definitions. The following definitions and terms apply to this Lease (other words are defined elsewhere in the text of this Lease):
(a)    “Tenant’s Current Address”: 80 E. Rio Salado Parkway, Suite 115, Tempe, Arizona 85281
(b)    “Premises”: The entire second (2nd) floor in the Hayden Ferry Lakeside III building (the “Building”) located on land with an address of 40 E. Rio Salado Parkway, Tempe, Arizona 85281 (the “Land”)
(c)    “Rentable Area of Premises”: 27,135 rentable square feet (“RSF”) which has been measured and calculated in accordance with the BOMA Standard using a load factor of 12%.
(d)    “Rentable Area of Building”: 264,239 RSF
(e)    “Pro-rata Share”: Tenant’s pro-rata share is ten and twenty-seven hundredths percent (10.27%), which is determined by dividing the Rentable Area of Premises by the Rentable Area of Building.
(f)    “Term”: a period of sixty-six (66) full calendar months plus, if the Commencement Date does not fall on the first day of a calendar month, that period from the Commencement Date to the last day of the calendar month in which the Commencement Date falls, beginning on the Commencement Date and expiring at 6 o’clock PM local time on the Expiration Date.
(g)    “Lease Year”: each successive twelve (12) month period throughout the Term; provided that the first Lease Year shall commence on the Commencement Date and expire (i) on the last day of the month preceding the first anniversary of the Commencement Date, if the Commencement Date occurs on the first day of the month; or (ii) on the last day of the month in which the first anniversary of the Commencement Date occurs, if the Commencement Date occurs on a day other than the first day of the month; each subsequent Lease Year shall commence on the day following the expiration of the previous Lease Year; and, the last Lease Year shall expire upon the expiration of the Term.
(h)    “Commencement Date”: Subject to and upon the terms and conditions set forth herein, the Commencement Date of this Lease shall be the earlier of: (i) the date that Tenant opens for business at the Premises; or (ii) December 15, 2016 (the “Anticipated Commencement Date”); provided that Landlord has delivered possession of the Premises to Tenant on or before November 15, 2016 (the “Anticipated Delivery Date”); provided, however, in the event that Landlord fails to deliver possession of the Premises to Tenant on the Anticipated Delivery Date, the Anticipated Commencement Date shall be extended on a day-per-day basis for each day past the Anticipated Delivery Date until such date that Landlord delivers actual possession of the Premises to Tenant. By way of example, in the event that Landlord delivers possession of the Premises to Tenant on December 1, 2016, (i) the period from the Anticipated Delivery Date (i.e., November 15, 2016) through December 1, 2016 (the actual delivery date) shall be the “delayed possession period”, (ii) there are fifteen (15) days in the “delayed possession period”, and, as such, (iii) the Commencement Date of this Lease will be deemed to be December 30, 2016, which date is fifteen (15) calendar days following the Anticipated Commencement Date; provided that Tenant has not opened for business at the Premises prior to the foregoing date. In addition, Landlord shall promptly inform Tenant of the date Landlord gives written notice to the existing occupant of the Premises to vacate, and periodic updates with regard to the date Landlord anticipates that the existing occupant of the Premises will vacate the Premises. In the event the Commencement Date has not occurred within ninety (90) days after the Effective Date, Tenant may terminate this Lease by delivering written notice to Landlord at any time, in which event this Lease shall terminate, Landlord shall return the Security Deposit and any prepaid rent to Tenant, and neither party shall have any further duty, responsibility, obligation or liability to the other in connection with this Lease.
(i)    “Expiration Date”: The last day of the sixth (6th) Lease Year provided, however, that the last Lease Year of the Term shall contain six (6) full calendar months.
(j)    “Base Rent”: the amounts specified in the chart below, to be paid by Tenant according to the provisions hereof:
Base Rent
Entire Second Floor
27,135 RSF

Lease Year or Period	Base Rent per RSF	Monthly Amount	Periodic Amount
Months 1-12	$40.00	$90,450.00	$1,085,400.00#
Months 13-24	$40.75	$92,145.93	$1,105,751.20
Months 25-36	$41.50	$93,841.88	$1,126,102.50
Months 37-48	$42.25	$95,537.81	$1,146,453.70
Months 49-60	$43.00	$97,233.75	$1,166,805.00
Months 61-66	$43.75	$98,929.68	$593,578.08
#Subject to the Abated Rent provision set forth below.
Provided that no Default, defined below, exists at the time of the abatement provided below, Tenant’s monthly installment of Base Rent shall be abated for the first full six (6) calendar months of the Term of this Lease (the “Abatement Period”), in the amount of Ninety Thousand Four Hundred Fifty and 00/100 Dollars ($90,450.00) per month, for a total abatement of Base Rent in the amount of Five Hundred Forty-Two Thousand Seven Hundred and 00/100 Dollars ($542,700.00) (the “Abated Rent”). The principal amount of the Abated Rent, together with interest thereon calculated at the Default Rate, defined below, shall be amortized evenly over the Term. So long as no uncured Default, defined below, occurs under this Lease that leads to the Landlord either repossessing the Premises or terminating the Lease, then upon Landlord’s receipt of the final monthly installment of Rent, defined below, Tenant shall have no liability to Landlord for the repayment of any portion of the Abated Rent. In the event of an uncured Default, then in addition to all of Landlord’s other remedies available under the Lease, Tenant shall also become immediately liable to Landlord for the unamortized portion of the Abated Rent existing as of the date of such uncured Default, and interest shall accrue thereon at the Default Rate. Provided, however, that if Landlord elects to exercise its rights under Section 32 of this Lease to accelerate the entire amount of all Rent and other charges due from Tenant for the balance of the Term (in accordance with the terms of such Section), and Landlord obtains a judgment for, or is paid by Tenant, the entire amount of such accelerated sum, then such judgment for or payment of such accelerated sum shall preclude a separate recovery by Landlord under the foregoing terms of this Section of such unamortized portion of the Abated Rent and any interest thereon. In the event the Commencement Date is other than the first day of a calendar month, the foregoing Abated Rent shall be applied from the Commencement Date, and any prorated amount not due for the first month shall be applied to the seventh (7th) month (which, in effect, will be the sixth full calendar month after the Commencement Date).
(k)    “Base Year”: Calendar year 2017
(l)    “Initial Improvements”: None; Tenant accepts the Premises in its current “as-is, where-is” condition subject, however, to the terms and conditions set forth in Article 2 below. Notwithstanding the foregoing, Landlord shall pay to Tenant an Improvement Allowance in accordance with the provisions of Exhibit D attached hereto and made a part hereof.
(m)    “Security Deposit”: See, Section 8, below
(n)    “Guarantor”: None
(o)    “Parking Spaces”: One Hundred Twenty-One (121) parking spaces in the Building’s Parking Facility, which shall be allocated as follows:

Type of Parking	Number of Spaces
Unreserved (covered)	One Hundred Twenty-One (121)
Reserved (covered)	Tenant may convert up to ten (10) unreserved parking spaces to reserved spaces
Subject to the terms and conditions of Section 48, below: (i) for each reserved, covered Parking Space, Tenant shall pay to Landlord One Hundred Twenty-Five and 00/100 Dollars ($125.00) per space per month, plus applicable transaction privilege taxes; and (ii) for each unreserved Parking Space (covered or uncovered), Tenant shall pay to Landlord Seventy-Five and 00/100 Dollars ($75.00) per space per month, plus applicable transaction privilege taxes, which taxes are currently 2.3%. The monthly rental for all Parking Spaces shall be subject to periodic adjustments in accordance with Section 48, below. Provided that no Default, defined below, under any term, condition or obligation of this Lease exists at the time of the abatement provided below that leads to the Landlord either repossessing the Premises or terminating the Lease, Tenant’s monthly rental fees for the Parking Spaces shall be abated for the Abatement Period (the “Abated Parking Rental Fees”). The principal amount of the Abated Parking Rental Fees, together with interest thereon calculated at the rate of twelve percent (12%) per annum, compounded monthly, shall be amortized evenly over the Term. So long as no uncured Default, defined below, occurs under this Lease, then upon Landlord’s receipt of the final monthly installment of Rent, defined below, Tenant shall have no liability to Landlord for the repayment of any portion of the Abated Parking Rental Fees. In the event of an uncured Default, then in addition to all of Landlord’s other remedies available under the Lease, Tenant shall also become immediately liable to Landlord for the unamortized portion of the Abated Parking Rental Fees existing as of the date of such uncured Default, and interest shall accrue thereon at the Default Rate, defined below.

Tenant shall notify Landlord in writing prior to the Commencement Date as to how many Parking Spaces Tenant will initially take. Tenant’s failure to so notify Landlord prior to the Commencement Date will be conclusive evidence of Tenant’s intention to take one hundred twenty-one (121) parking spaces, of which ten (10) will be reserved. Thereafter, Tenant has the right, to be exercised at any time during the first six (6) full calendar months of the Term, upon not less than thirty (30) days prior written notice to Landlord, to reduce or increase the number of Parking Spaces that it is licensed by Landlord to use, up to a maximum of one hundred twenty-one (121) Parking Spaces; provided, however, Tenant understands and agrees that any such Parking Space(s) that Tenant tries to re-license from Landlord after the first six (6) full calendar months following the Commencement Date, up to a maximum of one hundred twenty-one (121) Parking Spaces, will be subject to availability, as determined by Landlord in its sole and reasonable discretion. If available as determined by Landlord in its sole and reasonable discretion, Tenant shall have the right to lease additional Parking Spaces, beyond one hundred twenty-one (121) Parking Spaces, the cost for which shall be billed to Tenant at the then prevailing rate for such Parking Space(s) on a month-to-month basis with each party having the right to terminate the month-to-month license as to such Space(s) on no less than thirty (30) days prior written notice to the other party.
(p)    “Tenant’s Broker” is: Cresa Phoenix (Mike Gordon), 2398 East Camelback Road, Suite 900, Phoenix, Arizona 85016; 602-648-7373.
(q)    “Landlord’s Broker” is: CBRE (Bryan Taute), 2415 East Camelback Road, Phoenix, Arizona 85016; 602-735- 1710, and Cousins Realty Services, LLC, which is an affiliate of Landlord.
(r)    “Laws” shall mean any and all laws, ordinances, rules, regulations and building and other codes of any governmental or quasi-governmental entity or authority (“Governmental Authority”) applicable to the subject matter hereof, including, without limitation, all Laws relating to disabilities, health, safety or the environment.
(s)    “Project”: shall mean the Building, Land, any areas designated by Landlord from time to time for the common use of all tenants and occupants of the Building (“Common Areas”), including, but not limited to, the parking facility for the Building designated by Landlord from time to time (the “Parking Facility”), walkways, greenspace, plaza and common areas, and related equipment, fixtures and improvements.
(t)    “Building Standard”: The quantity and quality of materials, finishes and workmanship from time to time specified by Landlord for use throughout the Building. “Above Standard” means all improvements, fixtures, materials, finishes and workmanship which exceed Building Standard in terms of quantity or quality (or both), including but not limited to Supplemental HVAC Equipment, defined below; water heaters, instant hot faucets, garbage disposals, dishwashers, stoves, microwaves, refrigerators, ice machines, coffee machines, washing machines, dryers or other appliances; and sinks, sink fixtures, sink drain lines, appliance drain lines, water source plumbing, ground fault interrupters, dedicated outlets or other similar plumbing and/or electrical fixtures or items.
(u)    “Building Systems”: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning (“HVAC”), security, life-safety, elevator and other service systems or facilities of the Building up to the point of connection of localized distribution to the Premises.

(v)    “BOMA Standard”: The term “BOMA Standard” shall mean the American National Standard method of measuring floor area in office buildings of the Building Owners and Managers Association (ANSI BOMA Z65.11996)
2.    Premises. Subject to and in accordance with the provisions hereof, Landlord leases to Tenant and Tenant leases from Landlord the Premises as designated on Exhibit A. Tenant agrees that no representations or warranties relating to the condition of the Project or the Premises and no promises to alter, repair or improve the Premises have been made by Landlord, except that the Building Systems (inclusive of all lighting and electrical outlets in the Premises) will be in good working order as of the Commencement Date. Tenant’s failure to advise Landlord, in writing and within sixty (60) days of the Commencement Date, of a breach of the warranty set forth in the preceding sentence will be indisputable evidence that Landlord has met its warranty obligation. Notwithstanding anything to the contrary set forth hereinabove, Landlord warrants and represents that as of the date of this Lease, Landlord has not received written notice of violation from a governmental authority that the Common Areas of the Building and/or the Premises are in violation of applicable laws, including ADA and laws relating to hazardous materials. In the event of a breach of the foregoing covenant, but specifically subject to and excluding any compliance work triggered by any alterations performed by Tenant (which tenant shall be paid for by Tenant at its sole cost and expense), Landlord, at its sole cost and expense (and not subject to reimbursement as an Operating Expense), shall promptly make such improvements, corrections or repairs as Landlord determines is appropriate to bring such condition into compliance. Except as otherwise expressly provided in this Lease or any Work Letter attached hereto, Tenant agrees to accept the Premises in their current “AS IS, WHERE IS” condition and acknowledges that EXCEPT AS PROVIDED HEREIN, LANDLORD MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THE PREMISES OR THE INITIAL IMPROVEMENTS. Upon Tenant’s taking possession for the purposes of conducting business, the Premises, including all Initial Improvements shall be deemed accepted by Tenant. Tenant shall also have the non-exclusive right, subject to the terms hereof, to use the Common Areas of the Project. Tenant acknowledges that the Project is or may become an integrated commercial real estate project including the Building, the Land and other buildings, Common Areas and land. Landlord reserves the right, in its sole discretion, at any time and from time to time, to include the Building within a project and/or to expand and/or reduce the amount of Land and/or improvements of which the Building, the Common Areas, or Project consists; to alter, relocate, reconfigure and/or reduce the Common Areas; and to temporarily suspend access to portions of the Common Areas, as long as the Premises remain reasonably accessible. Landlord agrees that during the Term of the Lease it will not make any changes to the Building or Common Areas that: a] knowingly and materially increase the Operating Expenses for which Tenant is responsible without increasing the Base Year’s Operating Expenses by an amount that reasonably takes into account what the Base Year’s Operating Expenses would have been if such change(s) had occurred during the Base Year; b] materially impair access to the Premises or Parking Facility, it being understood and acknowledged by Tenant that Landlord anticipates expanding the Parking Facility at one or more times during the Term, which expansion will in some way affect access to the Parking Facility provided, however, that there will be no change to the number of parking spaces available to Tenant, although said spaces can be made available to Tenant in an alternative parking location, which alternative parking location will be no more than a five (5) minute walk from the Building and, if it is more than a five (5) minute walk, then Landlord will provide (at no cost to Tenant) a shuttle service that will be scheduled to run no less than every ten (10) minutes between the hours of 8:00 a.m. to 6:00 p.m., Monday through Friday, with the exception of holidays; or, c] materially impair Tenant’s ability to use the Premises for the Authorized Use.

3.    Authorized Use. Tenant shall use the Premises solely for general business office purposes, consistent with the uses of office buildings (the “Authorized Use”), and for no other purpose.
4.    Term. This Lease shall constitute a legally binding and enforceable agreement between Landlord and Tenant as of the Effective Date. The Term of this Lease is stated in Section 1(f), and the Commencement Date shall be determined as provided in Section l(h). Landlord and Tenant shall confirm the Commencement Date and Expiration Date in writing within thirty (30) days after the actual Commencement Date pursuant to the form certificate attached as Exhibit E.
Landlord agrees that Tenant shall be allowed to enter the Premises at least ten (10) days prior to the Commencement Date, subject to all terms and conditions of this Lease except for the obligation to pay Rent or Parking Rental Fees, for the purpose of installing furniture, fixtures, equipment, telephone and computer cabling, security system and cameras.
5.    Rental Payment. Commencing on the Commencement Date, Tenant agrees to pay Rent (defined below) in monthly installments on or before the first day of each calendar month during the Term, in lawful money of the United States of America to the following address or to such other address as Landlord may designate from time to time in writing: Cousins Fund II Phoenix III, LLC, P.O. Box 205937, Dallas, TX 75320-5937; provided, however, that the first full monthly installment of Base Rent due after the Abatement Period shall be paid in advance on the date of Tenant’s execution of this Lease and shall be applied to the first full monthly installment of Base Rent due hereunder after the expiration of the Abatement Period. Tenant agrees to timely pay all Base Rent, Additional Rent, defined below, and all other sums of money which become due and payable by Tenant to Landlord hereunder (collectively “Rent”), without abatement, demand, offset, deduction or counterclaim except as provided herein. If Tenant fails to pay part or all of the Rent within five (5) days after it is due, Tenant shall also pay (i) interest at the Default Rate, defined below or the maximum then allowed by law, whichever is less, on the unpaid Rent, plus (ii) a late charge equal to five percent (5%) of the unpaid Rent; provided, however, that Landlord is required to provide Tenant with written notice of such failure and a five (5) day period within which to cure such failure one (1) time during each calendar year of the Term before it can impose the late charge on Tenant. Landlord may assess a reasonable fee to Tenant for any checks made payable to Landlord that are returned unpaid by Tenant’s bank for any reason. If the Term does not begin on the first day of a calendar month, the installment of Rent for that partial month shall be prorated.
6.    Rent. Tenant shall pay to Landlord the Base Rent for the Premises in the amounts set forth in Section 1. Base Rent includes a component attributable to Operating Expenses (defined below) for the Base Year as specified in Section 1 (“Base Operating Expenses”), and to Taxes (defined below) for the Base Year (“Base Taxes”). Prior to January 1 of each year in the Term (or as soon thereafter as it is reasonably able to do so), Landlord shall provide Tenant with an estimate of Operating Expenses and Taxes for the next calendar year in the Term (each, an “Operating Period”). If Operating Expenses during any Operating Period, as estimated by Landlord, exceed Base Operating Expenses, Tenant shall pay to Landlord for such Operating Period an amount equal to the product of (a) the difference between Operating Expenses for such Operating Period and the Base Operating Expenses, multiplied by (b) the Pro-rata Share; and if Taxes during any Operating Period, as estimated by Landlord, exceed Base Taxes, Tenant shall pay to Landlord for such Operating Period an amount equal to the product of (i) the difference between Taxes for such Operating Period and the Base Taxes, multiplied by (ii) the Pro-rata Share (the sum of such amounts being collectively referred to herein as “Additional Rent”); such Additional Rent shall be paid in monthly installments of one twelfth (1/12) of the Additional Rent owed from Tenant for such Operating Period, with such installments being due at the same time and in the same manner as Tenant’s monthly payments of Base Rent.

7.    Operating Expenses and Taxes. (a) Definitions of Operating Expenses and Taxes. “Operating Expenses,” as used herein, shall mean all reasonable expenses, costs and disbursements of every kind and nature relating to or incurred or paid during any Operating Period in connection with the ownership, operation, repair and maintenance of the Project, including, but not limited to, wages and salaries of all employees engaged in the operation, maintenance or security of the Project, whether billed directly or through a common or master association, including taxes, insurance and benefits relating thereto; the cost of all labor, supplies, equipment, materials and tools used in the operation and maintenance of the Project; management fees; the cost of all legal and accounting expenses incurred in connection with the management and operation of the Project; the cost of all utilities for the Project, including, but not limited to, the cost of HVAC, water, sewer, waste disposal, gas, and electricity; the cost of all maintenance and service agreements for the Project, including but not limited to, security service, window cleaning, elevator maintenance and janitorial service; the cost of all insurance relating to the Project and Landlord’s personal property used in connection therewith, plus the cost of all commercially reasonable deductible payments made by Landlord in connection therewith; the cost of all license and permit fees; the cost of repairs, replacements, refurbishing, restoration and general maintenance; a reasonable amortization charge on account of any capital expenditure incurred in an effort (i) to comply with any Laws enacted after the Commencement Date, or (ii) to reduce the Operating Expenses of the Project (limited to the anticipated savings to be derived from said capital expenditure); costs billed to the Building, Project or Landlord through a declaration or any cross-easement agreement which encumbers the Project, or any declaration of condominium or other like instrument that encumbers any or all of the improvements on the Project; costs or assessments required to be paid by Landlord in connection with any community improvement district; and, all other items constituting operating and maintenance costs in connection with the Project according to generally accepted accounting principles (“GAAP”); the cost of insurance endorsements in order to repair, replace and re-commission the Building for re-certification after any loss pursuant to the U.S. EPA’s ENERGY STAR® rating and/or Design to Earn ENERGY STAR, the Green Building Initiative’s Green Globes™ for Continual Improvement of Existing Buildings (Green Globes™-CIEB), the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, or other applicable standard, or to support achieving energy and carbon reduction targets, and all costs of maintaining, managing, reporting, commissioning, and re-commissioning the Building or any part thereof that was designed and/or built to be sustainable and conform with the U.S. EPA’s ENERGY STAR® rating and/or Design to Earn ENERGY STAR, the Green Building Initiative’s Green Globes™ for Continual Improvement of Existing Buildings (Green Globes™-CIEB), the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, or other applicable standard, provided however, the cost of such application, reporting and commissioning of the Building or any part thereof to seek certification shall be a cost capitalized and thereafter amortized as an Operating Expense under GAAP. Except as specifically provided in the immediately preceding sentence, Operating Expenses shall not include the following: (i) depreciation; (ii) leasing commissions; (iii) repairs and restorations paid for by the proceeds of any insurance policy; (iv) construction of improvements or repairs of a capital nature other than as described above; (v) income and franchise taxes other than that portion, if any, of income and franchise taxes which may hereafter be assessed and paid in lieu of or as a substitute in whole or in part for Taxes; (vi) costs of utilities directly charged to and reimbursed by Tenant or other tenants; (vii) management fees to the extent in excess of the greater of (A) four percent (4%) of the gross receipts collected for the Real Property, and (B) fees charged by a majority of the landlords of the Comparable Buildings for the management of the Comparable Buildings; (viii) wages, salaries and benefits paid to any persons above the grade of property manager or chief engineer (or employees with equivalent responsibilities regardless of job title) and their immediate supervisor; (ix) legal and accounting fees, costs, settlements, judgments or awards relating to (A) disputes with tenants, prospective tenants or other occupants of the Building, (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Real Property or any part of either, or (C) negotiations of leases, contracts of sale or mortgages; (x) costs in the nature of penalties or fines; (xi) except with respect to management fees (which are subject to (vii) above), costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an “arm’s length” or unrelated situation for comparable services, supplies or repairs on a competitive basis; (xii) costs of any cleanup, containment, abatement, removal or remediation of hazardous materials (except for hazardous materials as are commonly and legally used or stored as a consequence of using the Project as a predominantly office project, and only if the quantities thereof do not necessitate a “response action”, as that term is defined in CERCLA, or similar reporting requirement under applicable State law), to the extent such were either (i) introduced onto the Project by Landlord, or as a result of Landlord’s gross negligence; or (iii) covered by a validly issued insurance policy (and such insurer has acknowledged its obligation to cover such costs; provided, however, that any deductible shall be included); (xiii) any compensation paid to clerks, attendants or other persons in commercial concessions operated by or on behalf of the Landlord; (xiv) rent for any office space occupied by Building management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project; (xv) all assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law (except to the extent inconsistent with the general practice of the Comparable Buildings) and shall be included as Operating Expenses in the year in which the assessment or premium installment is actually paid; (xvi) any reserves retained by Landlord. It is further understood that any amounts collected by Landlord from tenants of the building for excess HVAC and utility usage shall be deducted from Operating Expenses. In addition, if the costs of insurance increase because of changes to the deductibles, limits of coverage and types of coverage, any increases resulting from such changes shall also be added to the Base Year’s Operating Expenses. “Taxes,” as used herein, means all ad valorem taxes, personal property taxes, and all other taxes, assessments, and all other similar charges, if any, which are levied, assessed, or imposed upon or become due and payable in connection with, or a lien upon, the Project or any portion thereof or facilities used in connection therewith, and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments, or other charges included in this definition of Taxes, such as taxes paid through a private agreement with respect to the Property as a part of or in connection with an inducement resolution with a development authority and all costs, expenses and fees associated or incurred by Landlord in connection with that inducement resolution and transaction involving a development authority; but excluding, however, taxes and assessments attributable to the personal property of tenants and paid by such tenants as a separate charge. In the event Landlord shall retain any consultant to negotiate the amount of taxes, tax rate, assessed value or other factors influencing the amount of Taxes, then the aggregate of all such reasonable third-party fees (including, without limitation, reasonable attorneys’ and appraisers’ fees) and all disbursements, court costs and other items paid or incurred by Landlord during the applicable tax year with respect to such proceedings shall be included in Taxes. Tenant shall not institute any proceedings with respect to the assessed valuation of the Building, Project, or the Property or any part thereof for the purpose of seeking or securing a tax reduction. If a rental tax, gross receipts tax or sales tax on Rent is imposed on Landlord by any Governmental Authority, Tenant shall, as additional Rent, reimburse Landlord, at the same time as each monthly payment of Rent is due, an amount equal to all such taxes Landlord is required to pay by reason of the Rent paid hereunder. If less than one hundred percent (100%) of the Rentable Area of the Building is actually occupied during any Operating Period, Operating Expenses shall be the amount that such Operating Expenses would have been for such Operating Period had one hundred percent (100%) of the Rentable Area of the Building been occupied during all such Operating Period, as determined by Landlord.

(b)    Additional Rent. Landlord shall, within one hundred twenty (120) days after the end of each Operating Period (or as soon thereafter as it is reasonably able to do so), furnish Tenant with a statement of the Operating Expenses and Taxes during such year and a computation of the Additional Rent owed by Tenant for such Operating Period (“Expense Statement”). Failure of Landlord to provide such statement within such time period shall not be a waiver of Landlord’s right to collect any Additional Rent. If such statement shows that the actual amount Tenant owes for such Operating Period is more than the estimated Additional Rent paid by Tenant for such Operating Period, Tenant shall pay the difference within thirty (30) days after Tenant’s receipt of the Expense Statement. If the Expense Statement shows that Tenant paid more in estimated Additional Rent than the actual amount of Additional Rent owed by Tenant for such Operating Period, Tenant shall receive a credit therefor. The credit shall be applied to future monthly payments attributable to Rent, or if this Lease has expired, such amount shall be refunded to Tenant. Unless adjusted as a result of an audit by Tenant conducted pursuant to the express terms of this Lease, the Operating Expenses, Taxes and Additional Rent set forth in the Expense Statement shall be binding upon Tenant. Provided, however, that in the event that the Term of this Lease expires, or is terminated pursuant to the terms of this Lease, on a date other than December 31, then, at the option of Landlord, Landlord may, either prior to the date on which the Term expires, or within thirty (30) days thereafter, elect to provide Tenant with a revised estimate of the Operating Expenses and Taxes for the Operating Period in which such expiration or termination date occurs and the Additional Rent that will be due from Tenant for such Operating Period, which estimated Additional Rent shall be prorated to reflect the portion of such Operating Period that is contained within the Term of the Lease (the “Final Expense Estimate”). In the event that Landlord elects to deliver a Final Expense Estimate to Tenant, then (i) Tenant shall pay the prorated Additional Rent reflected in such statement within thirty (30) days after Tenant’s receipt of such estimate; (ii) the estimated amount of the Additional Rent for the final Operating Period shall be binding upon Landlord and Tenant; and (iii) Landlord shall not thereafter seek from Tenant any additional payment of Additional Rent if the actual Operating Expenses and Taxes for such Operating Period are greater than those reflected in the Final Expense Estimate, but Landlord shall refund to Tenant any excess funds paid by Tenant to Landlord should the actual Operating Expenses and Taxes for such Operating Period be less than those reflected in the Final Expense Estimate. In the event that Landlord elects not to provide Tenant with a Final Expense Estimate, then it shall be presumed that Landlord will provide Tenant with an Expense Statement within one hundred twenty (120) days after the end of the final Operating Period contained in the Term, as provided above, and the Additional Rent shown in such Expense Statement shall be due from Tenant to Landlord within thirty (30) days after Tenant’s receipt of such statement.
(c)    Tenant’s Audit. Tenant shall have the right to have Landlord’s books and records pertaining to Operating Expenses and Taxes for each Operating Period reviewed, copied (provided Landlord is reimbursed for the cost of such copies) and audited (“Tenant’s Audit”), provided that: (a) such right shall not be exercised more than once during any calendar year; (b) if Tenant elects to conduct Tenant’s Audit, Tenant shall provide Landlord with written notice thereof (“Tenant’s Audit Notice”) no later than one hundred twenty (120) days following Tenant’s receipt of the Expense Statement or Final Expense Estimate for the year to which Tenant’s Audit will apply; (c) Tenant shall have no right to conduct Tenant’s Audit if an uncured Default by Tenant exists either at the time of Landlord’s receipt of Tenant’s Audit Notice or at any time during Tenant’s Audit; (d) no subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises; (e) conducting Tenant’s Audit shall not relieve Tenant from the obligation to timely pay Base Rent or the Additional Rent, pending the outcome of such audit; (f) Tenant’s right to conduct such audit for any calendar year shall expire one hundred twenty (120) days following Tenant’s receipt of the Expense Statement or Final Expense Estimate for such year, and if Landlord has not received Tenant’s Audit Notice within such one hundred twenty (120) day period,

Tenant shall have waived its right to conduct Tenant’s Audit for such calendar year; provided, however, that with respect to any audit of Operating Expenses and Taxes for the Base Year, Tenant’s right to conduct an audit for such year shall expire one hundred twenty (120) days following Tenant’s receipt of the first Expense Statement forwarded by Landlord to Tenant for any Operating Period after the Base Year; (g) Tenant’s Audit shall be conducted by a Certified Public Accountant whose compensation is not contingent upon the results of Tenant’s Audit or the amount of any refund received by Tenant, and who is not employed by or otherwise affiliated with Tenant; (h) Tenant’s Audit shall be conducted at Landlord’s office in Phoenix, Arizona where the records of the year in question are maintained by Landlord, during Landlord’s normal business hours; (i) Tenant’s Audit shall be completed within thirty (30) days after the date of Tenant’s Audit Notice, and a complete copy of the results thereof shall be delivered to Landlord within sixty (60) days after the date of Tenant’s Audit Notice; and (j) Tenant’s Audit shall be conducted at Tenant’s sole cost and expense. If Tenant’s Audit is completed and submitted to Landlord in accordance with the requirements of this Section and such audit demonstrates to Landlord’s reasonable satisfaction that Landlord has overstated the Operating Expenses or Taxes for the year audited, then Landlord shall reimburse Tenant for any overpayment, and if such Operating Expenses or Taxes have been overstated by more than four percent (4%), then Landlord shall also reimburse Tenant for Tenant’s actual, reasonable cost incurred in conducting Tenant’s Audit (not to exceed $2,500.00), with such reimbursement(s) to be made within thirty (30) days after Landlord’s receipt of documentation reasonably acceptable to Landlord reflecting the amount of such overpayment and the cost of Tenant’s Audit.
(d)    Confidentiality. Tenant hereby agrees to keep the results of Tenant’s Audit confidential and to require the auditor conducting Tenant’s Audit, including its employees and each of their respective attorneys and advisors, to keep the results of Tenant’s Audit in strictest confidence. In particular, but without limitation, Tenant agrees that: (a) Tenant shall not disclose the results of Tenant’s Audit to any past, current or prospective tenant of the Building; and (b) Tenant shall require that its auditors, attorneys and anyone associated with such parties shall not disclose the results of Tenant’s Audit to any past, current or prospective tenant of the Building; provided, however, that Landlord hereby agrees that nothing in items (a) or (b) of this subparagraph shall preclude Tenant from disclosing the results of Tenant’s Audit in any judicial or quasi-judicial proceeding, or pursuant to court order or discovery request, or to any current or prospective assignee or subtenant of Tenant, or to any agent, representative or employee of Landlord who or which request the same. If Tenant intends to disclose the results of Tenant’s Audit in any judicial or quasi-judicial proceeding, or if Tenant receives notice that it may be required in any such proceeding by either the order of any judicial, regulatory or other governmental entity presiding over such proceeding, or by a discovery request made in such proceeding, to disclose the results of Tenant’s Audit, then Tenant shall (i) provide Landlord with sufficient prior written notice of Tenant’s intent to make such disclosure, or such order or request for such disclosure, in order to permit Landlord to contest such intended disclosure, order or request; and (ii) cooperate with Landlord, at Landlord’s expense, in seeking a protective order or other remedy to limit the disclosure of such results to the extent reasonably required to adjudicate the matters at issue in such proceeding. If required by Landlord, Tenant shall execute and require Tenant’s auditor to execute Landlord’s then-current reasonable confidentiality agreement reflecting the terms of this Section as a condition precedent to Tenant’s right to conduct Tenant’s Audit.
(e)    Cap on Controllable Operating Expenses. Notwithstanding anything to the contrary set forth in this Lease, Landlord agrees that Tenant’s obligation to pay increases in controllable Operating Expenses in any Operating Period shall not exceed five percent (5%) over the controllable Operating Expenses payable in the preceding Operating Period, determined on a cumulative basis throughout the Term. For the purposes of this Lease, “controllable” Operating Expenses include all Operating Expenses other than the cost of all utility services provided to the Project, insurance premiums and any taxes included in Operating Expenses. For purposes of clarity, there is no cap on the amount of Taxes payable by Tenant.
8.    Security Deposit.
(a)    Letter of Credit. Within five (5) business days following the mutual execution of this Lease, Tenant shall provide to Landlord, at Tenant’s sole cost and expense, an irrevocable standby letter of credit in the amount of Eight Hundred Ninety Thousand Three Hundred Sixty-Seven Thousand and 12/100 Dollars ($890,367.12) (including replacements thereof permitted hereunder, the “Letter of Credit”). The Letter of Credit and any cash proceeds thereof shall be held as security for the faithful performance by Tenant of all of the provisions of this Lease to be performed or observed by Tenant (the cash proceeds of the Letter of Credit, and any other funds held by Landlord in accordance with the terms of this Section 8, are referred to in this Lease as the “Security Deposit”).
(b)    Form and Substance of Letter of Credit. The Letter of Credit shall be in form and substance reasonably satisfactory to Landlord and issued by a bank that is satisfactory to Landlord (with Landlord acknowledging that City National Bank is an approved bank), and that at all times during the Term maintains a branch office that can accept drafts for draws under the Letter of Credit located within Maricopa County, Arizona (or, alternatively, which accepts draw requests via facsimile or overnight mail). The non-satisfaction of any of the foregoing conditions which is not cured within the applicable cure period set forth in Section 32 below shall, at the election of Landlord, be deemed a non-monetary Default under this Lease. The Letter of Credit shall: (i) name Landlord as beneficiary; (ii) allow Landlord to make partial and multiple draws thereunder up to the face amount; (iii) require the issuing bank to pay to Landlord the amount of a draw upon receipt by such bank of a sight draft signed by Landlord and upon presentation to the issuing bank of nothing more than a written statement signed by Landlord that an event entitling Landlord to draw under the Letter of Credit has occurred under this Lease; (iv) provide that Landlord can freely transfer the Letter of Credit upon an assignment (absolute or as security) or other transfer of its interest in this Lease to the assignee or transferee, subject to compliance with the issuing bank’s transfer procedures; and (v) the initial term of the Letter of Credit shall be not less than one (1) year, and the Letter of Credit shall contain an “ever green” clause which provides that the Letter of Credit is automatically renewable by the issuer for successive periods of one (1) year each throughout the Original Term unless the issuer delivers a written notice of non-renewal to Lessor at least forty-five (45) days in advance of the then scheduled expiration date of the Letter of Credit (or Tenant otherwise delivers to Landlord a replacement Letter of Credit in compliance with the provisions of this Section 8 and reasonably acceptable to Lessor at least 45 days in advance of the then scheduled expiration date of the Letter of Credit), and Tenant must continually maintain the Letter of Credit (or replacement Letter of Credit satisfying the requirements of this Section 8) until an ultimate expiration date of not earlier than two (2) months beyond the scheduled expiration date of the Original Term; should the Original Term be extended or renewed, then Lessee must continually maintain the Letter of Credit to a date not earlier than sixty (60) days beyond the expiration of the Term, and the Letter of Credit must satisfy the requirements of this Section 8. Tenant shall pay any and all bank charges attributable to any such transfer by Landlord. Landlord shall be entitled to draw upon all or any part of the Letter of Credit (i) in accordance with this Section 8 at any time upon the occurrence of a Default by Tenant under this Lease, (ii) if Landlord receives a notice of nonrenewal of the Letter of Credit from the issuer, and Tenant fails to deliver to Landlord a replacement Letter of Credit meeting the requirements of this Section 8, and with an expiration date not less than twelve (12) months after the date of delivery at least forty-five (45) days prior to the expiration date of the Letter of Credit Landlord is then holding, (iii) an uncured failure by Tenant to perform one or more of its obligations under this Lease and the existence of circumstances in which Landlord is enjoined or otherwise prevented by operation of law from giving to Tenant a notice which would be necessary for such failure of performance to constitute a Default by Tenant under this Lease, or (iv) a reputable rating service (such as Standard & Poors, Fitch, Moody’s or other comparable rating service) downgrades the rating of the issuing bank’s vulnerability to risk or ability to avoid a default under the issuing bank’s short or long term financial commitments or downgrades the rating of the issuing bank’s commercial paper. The Letter of Credit (or a replacement thereof satisfactory to Landlord) shall remain in effect during the entire term of this Lease, and for a period of sixty (60) days following the Expiration Date. Upon request by Landlord following a change in the name of Tenant or upon any assignment of this Lease by Tenant, Tenant (at its sole cost and expense) shall obtain and cause the issuing bank to provide to Landlord such confirmations as to the continued effectiveness of the Letter of Credit as may be reasonably requested by Landlord.
(c)    Application of Letter of Credit Proceeds as Security Deposit. If Tenant fails to pay any Rent, or otherwise is in monetary Default hereunder beyond the giving of notice and the passage of any applicable grace period, Landlord may (but shall not be obligated to) draw on the Letter of Credit, and use, apply or retain all or any portion of the proceeds of a draw under the Letter of Credit (and said proceeds shall be deemed a Security Deposit) for the payment of any Rent in Default or for the payment of any other sum to which Landlord may become entitled by reason of Tenant’s monetary Default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby, including any amounts Landlord is obligated or elects to spend in order to cure any such event(s) of Default or to mitigate its damages following a monetary Default or the termination of this Lease. Upon the occurrence of an event entitling Landlord to draw upon the Letter of Credit, Landlord shall be entitled to draw on the Letter of Credit, as necessary to cure said monetary Default, and apply the proceeds received to cure said monetary Default or hold any all or any portion of such draw as a Security Deposit under this Lease. If Landlord so uses or applies all or any portion of the Security Deposit or the proceeds of a draw under the Letter of Credit (and the Term of this Lease is still in effect), Tenant shall within ten (10) business days after demand therefor deposit cash with Landlord in an amount sufficient to restore the Security Deposit and/or replace the Letter of Credit, as requested by Landlord, to the full amount thereof stated hereinabove provided, however, that if Landlord has drawn upon the Letter of Credit such that Landlord is then holding any Security Deposit, upon Tenant’s reinstatement of the Letter of Credit in the required amount described herein, Landlord will immediately return to Tenant any Security Deposit then held by Landlord that was taken from the Letter of Credit. Landlord’s application of all or any portion of the Security Deposit and/or the proceeds under the Letter of Credit to any obligation of Tenant hereunder shall not limit Landlord’s damages or constitute a waiver by Landlord of any claims against or obligations of Tenant, other than the specific monetary obligations to which the Security Deposit is applied, and then only to the extent such obligations are thereby satisfied. Landlord shall not be required to keep the Security Deposit separate from its general funds, Tenant shall not be entitled to interest thereon, and Tenant waives the benefit of any Law to the contrary.
(d)    Return of Security Deposit. The Security Deposit, or so much thereof as has not theretofore been applied by Landlord, without payment of interest or other increment for its use, and/or the Letter of Credit, as reduced by any draws thereunder made by Landlord pursuant to this Section 8, shall be returned to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within thirty (30) days following the expiration of the Term and after Tenant has vacated the Premises. Landlord’s return of the Security Deposit and/or the Letter of Credit, as the case may be, shall not be construed as an admission that Tenant has performed all of its obligations under this Lease. No trust relationship is created herein between Landlord and Tenant with respect to the Security Deposit and/or the Letter of Credit. If Landlord disposes of its interest in the Premises, Landlord shall deliver or credit the Security Deposit or the Letter of Credit to Landlord’s successor in interest in the Premises and give notice thereof to Tenant, and the transferring Landlord shall thereupon be relieved of further responsibility with respect to the Security Deposit, and Tenant shall look solely to the successor Landlord for any claims therefor. Upon request of Landlord, and as set forth hereinabove, Tenant shall cooperate with Landlord, in causing the issuing bank of any Letter of Credit to acknowledge the transfer of the beneficiary’s rights thereunder to Landlord’s successor in interest.
(e)    Reduction Letter of Credit Amount. Notwithstanding anything to the contrary contained in this Section 8, if, as of any anniversary of the Commencement Date, the Reduction Conditions (defined below) apply, then the face amount of the Letter of Credit shall be reduced (w) on April 1, 2018, to Seven Hundred Twelve Thousand Two Hundred Ninety-Three and 70/100 Dollars ($712,293.70), (x) on April 1, 2019, to Five Hundred Thirty-Four Thousand Two Hundred Twenty and 28/100 Dollars ($534,220.28), (y) on April 1, 2020, to Three Hundred Fifty-Six Thousand One Hundred Forty-Six and 86/100 Dollars ($356,146.86), and (z) on April 1, 2021 to One Hundred Seventy-Eight Thousand Seventy-Three and 44/100 Dollars ($178,073.44). Any such reduction shall be effected either, at Tenant’s option (i) by an amendment to the then-existing Letter of Credit reducing the face amount of the then-existing Letter of Credit (which amendment Landlord agrees to promptly execute and deliver to the issuing bank) or (ii) by Tenant’s delivery of a replacement Letter of Credit to Landlord in the applicable reduced face amount, in which event Landlord agrees to promptly return the Letter of Credit then being held by Landlord to Tenant and to execute such documentation as the issuing bank may reasonably require to effect the termination of such Letter of Credit.
As used herein, the “Reduction Conditions” shall mean that (i) Tenant is not then in monetary Default hereunder and (ii) Tenant has not been in monetary Default hereunder during the immediately preceding twelve (12) month period and (iii) there is no then-currently outstanding notice of Default which has been issued by Landlord to Tenant which has not been cured. Each of the applicable reduction dates described in clauses (v), (w), (x), (y) and (z) above is referred to herein as a “Reduction Date”; if, as of an applicable Reduction Date, the Reduction Conditions do not apply, then the reduction described above shall not occur; however, if, as of the next-succeeding Reduction Date (or, if the applicable Reduction Date is the fourth Reduction Date, then upon any anniversary of the fourth Reduction Date) the Reduction Conditions do apply, then the face amount of the Letter of Credit shall be reduced in accordance with the schedule described above as it would have been reduced on the applicable reduction date had the Reduction Conditions been in existence, with the remaining Reduction Date(s) being moved back to the next Reduction Date upon which the Reduction Conditions exist. For example, if the Reduction Conditions do not apply as of the first (1st) Reduction Date, but the Reduction Conditions do apply as the second (2nd) Reduction Date, then the face amount of the Letter of Credit will be reduced, as of the Second Reduction Date, in the manner described above in clause (w), with further reductions being possible on the 4th 5th, and 6th anniversaries of the Commencement Date, if the Reduction Conditions apply. To avoid any doubt, in no event will Tenant be entitled to take advantage of two (2) reductions [(v) and (w), (w) and (x), (x) and (y) or (y) and (z)] on any single Reduction Date.
9.    Initial Improvements. Landlord shall have no obligation to improve or otherwise modify the Premises for Tenant’s occupancy.
10.    Maintenance and Repair. Landlord shall make such improvements, repairs or replacements as may be necessary for normal maintenance of the Building Systems serving the Premises, the exterior and the structural portions of the Building and the Common Areas. Subject to the terms of Section 7, the maintenance and repairs to be performed by Landlord hereunder shall be at Landlord’s expense, unless the need for such maintenance or repairs was caused by the negligence or willful misconduct of Tenant, its employees, agents, contractors or invitees, in which event Tenant shall reimburse Landlord for the cost of such maintenance or repairs, plus a construction oversight fee for

Landlord in an amount equal to five percent (5%) of the cost and expense of such maintenance or repairs (and Landlord agrees to use good faith efforts to require other tenants of the Building to so pay for maintenance or repairs cause by the negligence or willful misconduct of such other tenants and their employees, agents, contractors or invitees, and the amounts so collected by Landlord shall be deducted from Operating Expenses); the construction oversight or management fee, if any, applicable to construction of the Initial Improvements shall be governed by the terms of the Work Letter and not by the provisions of this Section. Except to the extent that Landlord is obligated to restore and repair the Premises pursuant to Section 23, Tenant, at its sole cost, shall maintain and repair the Premises and otherwise keep the Premises in good order and repair, normal wear and tear excepted. Any repair or maintenance by Tenant shall be undertaken in accordance with the provisions and requirements of Section 16. Landlord is not responsible for replacing and/or repairing Tenant’s fixtures or any Above Standard improvements, or fixtures. Except as expressly provided in this Lease, Tenant shall accept the Premises including any existing appliances and Above Standard fixtures in their “AS IS, WHERE IS” condition as of the Effective Date. For purposes of this Lease, all Above Standard improvements and fixtures existing in the Premises as of the Effective Date shall be deemed to be Tenant’s property until the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises under this Lease, at which time such Above Standard improvements and fixtures shall become the property of Landlord and shall be surrendered to Landlord with the Premises.
11.    Services. Landlord shall furnish Tenant during Tenant’s occupancy of the Premises the following services: (i) Cleaning and Janitorial Services (defined in Exhibit B), (ii) domestic water at those points of supply provided for general office use of tenants in the Building, (iii) electricity for normal, Building Standard office uses subject to Section 12, (iv) elevator service at the times and frequency reasonably required for normal business use of the Premises, (v) lamp and ballast replacement for Building Standard light fixtures, (vi) HVAC service between 7:00 o’clock a.m. and 6:00 o’clock p.m. on Monday through Friday, and between the hours of 8:00 o’clock a.m. and noon on Saturday (“Building Standard Hours”), except on New Year’s Day, Memorial Day, July 4, Labor Day, Thanksgiving Day, Christmas Day and other holidays observed by a majority of the tenants of the Building (“Holidays”). If any Holiday falls on a weekend, the Building may observe the Holiday on the preceding Friday or the succeeding Monday. Tenant may periodically request, and Landlord shall furnish HVAC service on days and at times other than those referred to above, provided Tenant requests such service in accordance with the Project Rules, defined below, then in effect, and agrees to reimburse Landlord for this service at the then existing rate being charged by Landlord, it being acknowledged that as of the date hereof the charge for after-hours HVAC service is Ten Dollars ($10.00) per hour, per zone. If Tenant utilizes services provided by Landlord hereunder in either quantity and/or quality exceeding the quantity and/or quality customarily utilized by normal office uses of comparable premises in the Building, then Landlord may separately meter or otherwise monitor Tenant’s use of such services, and charge Tenant a reasonable amount for such excess usage; such amount shall constitute additional Rent due hereunder within thirty (30) days of Tenant’s receipt of Landlord’s statement for such excess. Landlord shall not be liable for any damages directly or indirectly resulting from, nor shall any Rent be abated by reason of, the installation, use or interruption of use of any equipment in connection with furnishing any of the foregoing services, or failure to furnish or delay in furnishing any such service except when such failure or delay is caused by the negligence or willful misconduct of Landlord. The failure to furnish any such services shall not be construed as an eviction of Tenant or relieve Tenant from any of its obligations under this Lease. Tenant shall, at Tenant’s expense, be responsible for cleaning and maintaining any Above Standard improvements or fixtures, including Above Standard Tenant Work, defined below, and Above Standard Initial Improvements, in the Premises. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, which substantially interferes with Tenant’s use of or ingress to or egress from the Building or Premises or access to parking; (ii) any failure to provide services, utilities or ingress to and egress from the Building or Premises if such failure is attributable to the act or omission of Landlord (or Landlord’s agents, employees or contractors) or to Landlord’s failure to perform its maintenance obligations set forth herein; or (iii) the presence of hazardous materials due to the acts or omissions of Landlord or Landlord’s agents, employees or contractors which require cleanup, containment, abatement, removal or remediation of hazardous materials (any such set of circumstances as set forth in items (i) through (iii), above, to be known as an “Abatement Event”), then if such Abatement Event continues for four (4) consecutive business days after written notice thereof to Landlord (which notice may, for the purposes of this Section 11, be delivered by hand to Landlord’s property management office) (the “Eligibility Period”), then the Rent payable hereunder shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or any portion thereof, in the proportion that the Rentable Area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total Rentable Area of the Premises. If an Abatement Event continues for two hundred seventy (270) days or longer, Tenant shall have the right to terminate this Lease at any time prior to the end of the Abatement Event.
12.    Electrical Usage. Twenty-four (24) hours per day and seven (7) days per week, Landlord shall supply sufficient electrical capacity to a panel box located in the core of each floor for lighting and for Tenant’s office equipment to the extent that the total demand load at 100% capacity of such lighting and equipment does not exceed six (6) watts per RSF in the Premises (“Electrical Design Load”). Notwithstanding the fact that Landlord is obligated to provide the Electrical Design Load to the Premises as set forth in the preceding sentence, if Tenant utilizes any portion of the Premises on a regular basis beyond Building Standard Hours or in any manner in excess of the Electrical Design Load, Landlord shall have the right to separately meter such space and charge Tenant for all excess usage; additionally, Landlord shall have the right, at Tenant’s expense, to separately meter any Above Standard fixture(s) in the Premises, such as water heaters and vending machines, and to charge Tenant for the electricity consumed by such fixture(s). If separate metering is not practical, Landlord may reasonably estimate such excess usage and charge Tenant a reasonable hourly rate. Tenant shall pay to Landlord the cost of all electricity consumed in excess of six (6) watts per RSF in the Premises for the number of hours in the Building Standard Hours for the relevant period, plus any actual accounting expenses incurred by Landlord in connection with the metering or calculation thereof. Tenant shall pay the cost of installing, maintaining, repairing and replacing all such meters. In the event that the level of occupancy of the Premises, or any machinery or equipment located in the Premises, creates unusual demands on the HVAC system serving the Premises, then Tenant may install, and Landlord may require that Tenant install, its own supplemental HVAC unit(s) (“Supplemental HVAC Equipment”) in the Premises, and in either event the installation, maintenance and removal of the Supplemental HVAC Equipment shall be governed by the terms of Exhibit F attached hereto and incorporated herein by this reference. In the event that the Premises are separately metered for electricity, and electricity is provided to the Premises directly from the utility provider, then Tenant shall, at reasonable intervals specified by Landlord, submit to Landlord data regarding the consumption of electricity in the Premises in a format that is reasonably acceptable to Landlord.
13.    Communication Lines. Subject to Building design limits and its existing, or then existing, capacity, Tenant may install, maintain, replace, remove or use communications or computer wires and cables which service the Premises (“Lines”), provided: (a) Tenant shall obtain Landlord’s prior written consent, and shall use contractors approved in writing by Landlord, (b) all such Lines shall be plenum rated and neatly bundled, labeled and attached to beams and not to suspended ceiling grids, (c) any such installation, maintenance, replacement, removal or use shall comply with all Laws applicable thereto, including, but not limited to the National Electric Code, and shall not interfere with any then existing Lines at the Building, and (d) Tenant shall pay all costs and expenses in connection therewith. Landlord reserves the right to require Tenant to remove any Lines located in or serving the Premises which violate this Lease or represent a dangerous or potentially dangerous condition, within three (3) business days after written notice. Tenant shall remove all Lines installed by or on behalf of Tenant upon termination or expiration of this Lease, but it is understood and agreed that Tenant shall have no responsibility to remove Lines installed prior to the Commencement Date. Any Lines that Landlord expressly permits to remain at the expiration or termination of this Lease shall become the property of Landlord without payment of any type. Landlord shall notify Tenant within twenty (20) days of Tenant’s written request, which request must be made at least twenty-one (21) days prior to the Expiration Date, as to what Lines can stay in place. Under no circumstances shall any Line problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease.
14.    Prohibited Use. Tenant shall not do or permit anything to be done within the Project nor bring, keep or permit anything to be brought or kept therein, which is prohibited by any Laws now in force or hereafter enacted or promulgated, or which is prohibited by any insurance policy or which may increase the existing rate or otherwise affect any insurance which Landlord carries on the Project. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants, or injure or annoy them or use or allow the Premises to be used for any unlawful or objectionable purpose. Tenant shall not commit or suffer to be committed any waste to, in or about the Premises or Project.
15.    Legal Requirements; Project Rules. Tenant shall comply with, and shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord and its directors, officers, partners, members, shareholders, employees and agents harmless from any and all obligations, claims, administrative proceedings, judgments, damages, fines, penalties, costs, and liabilities, including reasonable attorneys’ fees (collectively, “Costs”) incurred by Landlord as a result of the failure by Tenant, its employees, agents or contractors to comply with all Laws relating to the use, condition or occupancy of the Premises now or hereafter enacted, and the Project Rules, defined below. Notwithstanding the foregoing, Landlord shall be responsible for the cost of compliance with all Laws applicable to the Building and the Premises not arising from Tenant’s specific use of the Premises or Tenant Work, which costs are to be included in Operating Expenses, subject to the terms of Section 7. Tenant shall cause its employees, agents and contractors to comply with, and shall use reasonable efforts to cause its invitees to comply with, all Laws applicable to the Project. Tenant shall not cause or permit the use, generation, storage, release or disposal in violation of Laws in or about the Premises or the Project of any substances, materials or wastes subject to regulation under any Laws from time to time including, without limitation, flammable, explosive, hazardous, petroleum, toxic or radioactive materials, unless Tenant shall have received Landlord’s prior written consent, which consent Landlord may withhold or revoke at any time in its sole discretion. Tenant shall comply with, and cause its employees, agents and contractors to comply with, and shall use its reasonable efforts to cause its invitees to comply with, the reasonable rules and regulations of the Project adopted by Landlord from time to time for the safety, care and cleanliness of the Premises and the Project (“Project Rules”). In the event of any conflict between this Lease and the Project Rules, the provisions of this Lease shall control. Landlord shall not have any liability to Tenant for any failure of any other tenants to comply with the Project Rules, provided Landlord shall use commercially reasonable efforts to enforce the Project Rules on a consistent basis as to all tenants. The Project Rules in effect as of the Effective Date are attached hereto as Exhibit C. In the event that any Governmental Authority, ordinance or other Law applicable to the Project requires either Landlord or Tenant to establish and implement a transportation management plan designed to reduce the number of single-occupancy vehicles being used by employees and other permitted occupants of the Building for commuting to and from the Building, then Tenant shall cooperate with Landlord in establishing and implementing such plan. In the event that any Governmental Authority with jurisdiction over the Project requires that modifications be made to the Common Areas as a result of Tenant’s particular use or occupancy of the Premises, then such modifications shall be made by Landlord, and Tenant shall reimburse Landlord, as additional Rent due under this Lease, for Landlord’s reasonable cost incurred in making such modifications, with such reimbursement to be made within thirty (30) days after Tenant’s receipt of Landlord’s statement for such cost.
16.    Alterations, Additions and Improvements. After the Commencement Date, Tenant shall not permit, make or allow to be made any construction, alterations, physical additions or improvements in or to the Premises without obtaining the prior written consent of Landlord, which shall not be unreasonably withheld (“Tenant Work”), nor place any signs in the Premises which are visible from outside the Premises, without obtaining the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion. Notwithstanding the foregoing, Landlord will not unreasonably withhold its consent to Tenant Work that: (i) is non-structural and does not adversely affect any Building Systems or improvements, (ii) is not visible from the exterior of the Premises, (iii) does not affect the exterior of the Building or any Common Areas, (iv) does not violate any provision of this Lease, (v) does not violate any Laws, and (vi) will not interfere with the use and occupancy of any other portion of the Project by any other tenant or occupant of the Project. Tenant’s plans and specifications and all contractors, subcontractors, vendors, architects and engineers (collectively, “Outside Contractors”) shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. If requested by Landlord, Tenant shall execute a reasonable work letter for any such Tenant Work substantially in the form then used by Landlord for construction performed by tenants of the Building. Tenant shall pay Landlord a construction oversight fee in an amount equal to five percent (5%) of the cost and expense of any Tenant Work whether undertaken by Landlord or Tenant; the construction oversight or management fee, if any, applicable to construction of the Initial Improvements shall be governed by the terms of the Work Letter and not by the provisions of this Section. [PLEASE NOTE THAT TENANT DOES NOT PRESENTLY INTEND TO PERFORM ANY INITIAL IMPROVEMENTS TO THE PREMISES, BUT IN THE EVENT TENANT CHANGES ITS INTENTIONS AND IN FACT PERFORMS INITIAL IMPROVEMENTS, TENANT WILL NOT PAY A CONSTRUCTION OVERSIGHT FEE IN CONNECTION THEREWITH] Landlord may hire outside consultants to review such documents and information furnished to Landlord, and Tenant shall reimburse Landlord for the reasonable cost thereof, including reasonable attorneys’ fees, upon demand. Neither review nor approval by Landlord of any plans or specifications shall constitute a representation or warranty by Landlord that such documents either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable Laws, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or any other person or entity for such completeness, suitability or compliance. Tenant shall furnish any documents and information reasonably requested by Landlord, including “as-built” drawings if available (both in paper and in electronic format acceptable to Landlord) after completion of such Tenant Work. Landlord may impose such conditions on Tenant Work as are reasonably appropriate, including without limitation, compliance with any construction rules adopted by Landlord from time to time, requiring Tenant to furnish Landlord with security for the payment of all costs to be incurred in connection with such Tenant Work, insurance covering Landlord against liabilities which may arise out of such work, plans and specifications, and permits for such Tenant Work. All Building Standard Tenant Work shall become the property of Landlord upon completion and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises under this Lease, unless Landlord, at the time it approves the Tenant Work, shall require removal or restoration of such Tenant Work by Tenant. All

Tenant Work that is Above Standard shall be and remain the property of Tenant, and shall be maintained by Tenant in good condition and repair throughout the Term, until the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises under this Lease, at which time such Tenant Work shall become the property of Landlord and shall be surrendered to Landlord with the Premises, unless Landlord specifies, at the time of the approval of the installation of such Above Standard Tenant Work, that Landlord will require Tenant to remove same upon the expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises under the Lease. Any Tenant Work that Tenant is required to remove from the Premises upon the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises under this Lease shall be removed at Tenant’s sole expense, and Tenant shall, at Tenant’s expense, promptly repair any damage to the Premises or the Building caused by such removal. Tenant shall not allow any liens to be filed against the Premises or the Project in connection with any Tenant Work. If any liens are filed, Tenant shall cause the same to be released within fifteen (15) days after Tenant’s receipt of written notice of the filing of such lien by bonding or other method acceptable to Landlord. All Outside Contractors shall maintain insurance in amounts and types required by, and in compliance with, Section 20. An ACORD 25 (or its equivalent) certificates of insurance in the most recent edition available evidencing such coverage shall be provided to Landlord prior to commencement of any Tenant Work. All Outside Contractors shall perform all work in a good and workmanlike manner, in compliance with all Laws and all reasonable applicable Project Rules and Building construction rules. No Tenant Work shall be unreasonably disruptive to other tenants. Prior to final completion of any Tenant Work, Landlord shall prepare and submit to Tenant a punch list of items to be completed, and Tenant shall diligently complete all such punch list items.
17.    Tenant’s Equipment. Except for personal computers, facsimile machines, copiers and other similar office equipment, Tenant shall not install within the Premises any fixtures, equipment or other improvements until the plans and location thereof have been approved by Landlord. The location, weight and supporting devices for any libraries, central filing areas, safes and other heavy equipment shall in all cases be approved by Landlord prior to initial installation or any relocation. Landlord may prohibit any article, equipment or any other item that exceeds the load capacity of the Building from being brought into the Building.
18.    Taxes on Tenant’s Property. Tenant shall pay all ad valorem and similar taxes or assessments levied upon all equipment, fixtures, furniture and other property placed by Tenant in the Premises and all license and other fees or taxes imposed on Tenant’s business. If any improvements installed or placed in the Project by, or at the expense of, Tenant result in Landlord being required to pay higher Taxes with respect to the Project than would have been payable otherwise, Tenant shall pay to Landlord, within thirty (30) days after demand and receipt of appropriate documentation, the amount by which such excess Taxes are reasonably attributable to Tenant. Landlord agrees that higher Taxes resulting from improvements installed by other tenants of the Project shall be excluded from Operating Expenses.
19.    Access. Landlord shall have the right to enter the Premises at all reasonable times in order to inspect the condition, show the Premises (during the last nine (9) months of the Term), determine if Tenant is performing its obligations hereunder, perform the services or make the repairs that Landlord is obligated or elects to perform hereunder, make repairs to adjoining space, cure any Defaults of Tenant hereunder that Landlord elects to cure, and remove from the Premises any improvements or property placed therein in violation of this Lease. Except in the case of an emergency or to perform routine services hereunder, Landlord shall use reasonable efforts to provide Tenant 24 hour prior notice of such access. Landlord shall use diligent efforts to ensure that any entry into the Premises, and any maintenance or repair shall be conducted in a manner which shall not unreasonably interfere with Tenant’s use of the

Premises, and shall be done in such a manner as to reasonably minimize inconvenience or disruption of Tenant’s business.
20.    Tenant’s Insurance. Commencing the date Tenant is required to provide Landlord with the certificate of insurance, as provided below, and continuing until the expiration or earlier termination of the Lease Term, Tenant shall carry and maintain at its expense the following insurance coverages with insurance companies reasonably acceptable to Landlord with a rating of A-, Class VII, or better by A.M. Best Company: (i) Commercial General Liability (CGL) Policy (written on an occurrence basis), with limits not less than One Million Dollars ($1,000,000) combined single limit per occurrence, Two Million Dollar ($2,000,000) annual aggregate covering liability arising from premises, operations, independent contractors, products-completed operations, and liability assumed under a contract; (ii) Property Damage Insurance on a Causes of Loss-Special Form basis covering on a replacement cost value all Above Standard improvements, fixtures, personal property and equipment located within the Premises; (iii) Business Interruption and Extra Expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to the perils insured against under this section; (iv) Workers’ Compensation insurance policy as required by the applicable state law, and Employers Liability insurance with limits of not less than One Million Dollars ($1,000,000.00); (v) Automobile Liability insurance with single limit coverage of at least $1,000,000 for all owned, leased/hired or non-owned vehicles; and (vi) Excess/Umbrella liability policy “following form” of not less than Four Million Dollars ($4,000,000), including a “drop down” feature in case the limits of the primary policy are exhausted. Landlord may also require all Outside Contractors to provide additional types of insurance coverages during the actual course of construction in amounts and types deemed necessary by Landlord, including, without limitation, construction All-Risk Builder’s risks, Owners and Contractors Protective (OCP) Liability insurance, Professional Errors and Omissions liability insurance, and insurance covering such contractor’s equipment and tools. Each Liability insurance policy required to be maintained hereunder by Tenant shall name the following entities as Additional Insureds: Landlord, Cousins Realty Services, LLC, and their direct and indirect parent companies and subsidiaries and any of their affiliated entities, successors and assigns, as well as their respective current or future directors, officers, employees, partners, members and agents. Tenant’s insurance shall be considered primary, not excess, and non-contributory with Landlord’s insurance policies. Insurance deductibles or retentions should be within reasonable and customary for policy holders in similar businesses and locations. An ACORD 25 certificate of such insurance in the most recent edition available and reasonably satisfactory to Landlord, before the earlier of the Commencement Date or ten (10) days after execution of the Lease, reflecting the limits and endorsements required herein, and renewal certificates shall be delivered to Landlord within a few days of renewal, provided there is no lapse in coverage. Tenant shall provide and/or forward to Landlord notice of nonrenewal from its insurance carrier and further inform Landlord of any significant policy changes allowing enough time for Landlord and/or Tenant to secure contingent or alternative coverage. Landlord agrees to cooperate with Tenant to the extent reasonably requested by Tenant to enable Tenant to obtain such insurance. Landlord shall have the right to require increased limits if, in Landlord’s reasonable judgment, such increase is necessary. Tenant shall pay all premiums and charges for all of said policies, and, if Tenant shall fail to make any such payment when due or carry any such policy, Landlord may, following five (5) days written notice from Landlord, but shall not be obligated to, make such payment or carry such policy, and the amount paid by Landlord, with interest thereon at the Default Rate, shall be repaid to Landlord by Tenant within ten (10) days following demand therefor, and all such amounts so repayable, together with such interest, shall be deemed to constitute additional Rent hereunder. Payment by Landlord of any such premium, or the carrying by Landlord of any such policy, shall not be deemed to waive or release Tenant from any remedy available to Landlord under this Lease.

21.    Landlord’s Insurance. Landlord shall maintain, during the Term of this Lease, (i) a commercial general liability insurance policy of not less than One Million Dollars ($1,000,000) each occurrence/Two Million Dollars ($2,000,000) aggregate, and (ii) a property insurance policy on the “Special” Perils policy form, including theft coverage, written at full replacement cost value and with replacement cost endorsement, covering the Project, including the Building and all Building Standard improvements and fixtures in the Premises, but specifically excluding any Above Standard improvements or fixtures until such time as such Above Standard improvements or fixtures shall become the property of Landlord as provided above, and all personal property, fixtures and improvements therein belonging to Landlord, and (iii) an excess liability policy “following form” of not less than Four Million Dollars ($4,000,000), including a “drop down” feature in case the limits of the primary policy are exhausted. Landlord shall not be obligated to insure any property of Tenant.
22.    Waiver of Subrogation; Mutual Waiver of Liability. All policies of insurance required to be carried by either party hereunder shall include a waiver of subrogation endorsement, containing a waiver by the insurer of all right of subrogation against the other party in connection with any loss, injury or damage thereby insured against. The waiver of subrogation shall apply regardless of any deductible (or self-insured retention) or self-insurance carried by either party. Any additional premium for such waiver shall be paid by the primary insured. To the full extent permitted by law, Landlord and Tenant each waive all rights of recovery against the other (and any officers, directors, partners, employees, agents and representatives of the other), and agree to release the other from liability, for loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect covering the party seeking recovery at the time of such loss or damage or would be covered by the insurance required to be maintained under this Lease by the party seeking recovery. If the release of either party, as set forth above, should contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released but shall be secondary to the liability of the other’s insurer.
23.    Casualty. If the Premises or the Project is damaged or destroyed, in whole or in part, by fire or other casualty at any time during the Term and if, after such damage or destruction, Tenant is not able to use the portion of the Premises not damaged or destroyed to substantially the same extent and for the Authorized Use for which the Premises were leased to Tenant hereunder, and within sixty (60) days after Landlord’s receipt of written notice from Tenant describing such damage or destruction Landlord provides notice to Tenant that the Premises, as improved to the extent of the Building Standard improvements existing immediately prior to such destruction or casualty, cannot be repaired or rebuilt to the condition which existed immediately prior to such destruction or casualty within two hundred seventy (270) days following the date of such destruction or casualty, then either Landlord or Tenant may by written notice to the other within thirty (30) days following such notice by Landlord terminate this Lease. Unless such damage or destruction is the result of the negligence or willful misconduct of Tenant or its employees, agents, contractors or invitees, the Rent shall be abated for the period and proportionately to the extent that after such damage or destruction Tenant is not able to use the portion of the Premises damaged or destroyed for the Authorized Use and to substantially the same extent as Tenant used the Premises prior thereto. If this Lease is not terminated pursuant to the foregoing, then upon receiving the available insurance proceeds, Landlord shall restore or replace the damaged or destroyed portions of the Premises, as improved to the extent of the Building Standard improvements existing immediately prior to such destruction or casualty, or Project; Tenant shall restore or replace the improvements to the Premises required to be insured by Tenant hereunder; and this Lease shall continue in full force and effect in accordance with the terms hereof except for the abatement of Rent referred to above, if applicable,. Landlord shall restore or replace the damaged or destroyed portions of the Premises or Project that Landlord is required to restore or replace hereunder within a reasonable time, subject to Force Majeure Events and the availability of insurance proceeds. If either party elects to terminate this Lease as provided in this Section, this Lease shall terminate on the date which is thirty (30) days following the date of the notice of termination as if the Term hereof had been scheduled to expire on such date, and, except for obligations which are expressly stated herein to survive the expiration or earlier termination of this Lease, neither party shall have any liability to the other party as a result of such termination. Landlord shall not be obligated to repair any damage to Above Standard improvements or fixtures, Tenant’s inventory, trade fixtures or other personal property. If the Premises are damaged or destroyed by fire or other casualty caused by the recklessness or willful misconduct of Tenant, its employees, agents, contractors, or invitees, then any repair or restoration of the Premises by Landlord pursuant to the terms of this Section shall be at Tenant’s sole cost and expense, except to the extent that Landlord is able to receive payment as a result of the insurance that it carries pursuant to the terms of this Lease. Notwithstanding anything in this Section to the contrary, Landlord shall have no obligation to repair or restore the Premises or the Project on account of damage resulting from any casualty which occurs during the last twelve (12) months of the Term, or if the estimated cost of such repair or restoration would exceed fifty percent (50%) of the reasonable value of the Building prior to the casualty. The abatement of Rent, if applicable hereunder, and termination of this Lease by Tenant, if applicable hereunder, are the sole remedies available to Tenant in the event the Premises or the Project is damaged or destroyed, in whole or in part, by fire or other casualty. Notwithstanding the foregoing, Landlord may not terminate this Lease unless Landlord also terminates the leases of all other similarly situated tenants of the Building.
24.    Condemnation. If more than ten percent (10%) of the Premises or if a substantial portion of the Building is taken by the power of eminent domain, then either Landlord or Tenant shall have the right to terminate this Lease by written notice to the other within thirty (30) days after the date of taking; provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises or Building taken shall be of such extent and nature as to substantially impair Tenant’s use of the Premises or the balance of the Premises remaining and Landlord is unwilling or unable to provide reasonable replacement space within the Project. In the event of any taking, Landlord shall be entitled to any and all compensation and awards with respect thereto, except for an award, if any, specified by the condemning authority for any claim made by Tenant for property that Tenant has the right to remove upon termination of this Lease. Tenant shall have no claim against Landlord for the value of any unexpired portion of the Term. In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Rent shall be equitably reduced as to the square footage so taken. Notwithstanding the foregoing, Landlord may not terminate this Lease unless Landlord also terminates the leases of all other similarly situated tenants of the Building.
25.    Waiver of Claims. Except for the willful misconduct or gross negligence of Landlord, its employees, agents or contractors, Landlord shall not be liable to Tenant for damage to person or property caused by defects in the HVAC, electrical, plumbing, elevator or other apparatus or systems, or by water discharged from sprinkler systems, if any, in the Building, nor shall Landlord be liable to Tenant for the theft or loss of or damage to any property of Tenant whether from the Premises or any part of the Building or Project, including the loss of trade secrets or other confidential information. Landlord agrees to make commercially reasonable efforts to protect Tenant from interference or disturbance by third persons, including other tenants; however, Landlord shall not be liable for any such interference, disturbance or breach, whether caused by another tenant or tenants or by Landlord or any other person, nor shall Tenant be relieved from any obligation under this Lease because of such interference, disturbance or breach. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease, provided that the Premises are not thereby rendered untenantable or Tenant’s use materially impaired. In no event shall Landlord, Cousins Realty Services, LLC, or their directors, officers, shareholders, partners, members, employees, or agents be liable in any manner for incidental, consequential or punitive damages, loss of profits, or business interruption. Except as provided in Section 34 below, in no event shall Tenant be liable to Landlord for incidental, consequential or punitive damages, loss of profits, or business interruption. The waivers in this Section shall survive the expiration or earlier termination of this Lease.
26.    Indemnity. Except for claims, rights of recovery and causes of action covered by the waiver of subrogation contained in Section 22 or waived in Section 25, Landlord shall indemnify and hold harmless Tenant and its agents, directors, officers, shareholders, partners, members, employees and invitees, from all claims, losses, costs, damages, or expenses (including reasonable attorneys’ fees) in connection with any injury to, including death of, any person or damage to any property arising, wholly or in part, out of any action, omission, or neglect of Landlord or its directors, officers, shareholders, members, partners, employees, agents, invitees, or guests, or any parties contracting with any such party, relating to the Premises, or arising, wholly or in part, out of any gross negligence or willful misconduct of Landlord, or its directors, officers, shareholders, members, partners, employees, or agents, or any parties contracting with any such party, relating to the Project exclusive of the Premises. If Tenant shall without fault on its part, be made a party to any action commenced by or against Landlord, for which Landlord is obligated to indemnify Tenant hereunder, then Landlord shall protect and hold Tenant harmless from, and shall pay all costs and expenses, including reasonable attorneys’ fees, of Tenant in connection therewith.
Except for claims, rights of recovery and causes of action covered by the waiver of subrogation, Tenant shall indemnify and hold harmless Landlord and its agents, directors, officers, shareholders, partners, members, employees and invitees, from all claims, losses, costs, damages, or expenses (including reasonable attorneys’ fees) in connection with any injury to, including death of, any person or damage to any property arising, wholly or in part, out of any prohibited use of the Premises or other action, omission, or neglect of Tenant or its Outside Contractors, directors, officers, shareholders, members, partners, employees, agents, invitees, subtenants or guests, or any parties contracting with such party relating to the Project. If Landlord shall without fault on its part, be made a party to any action commenced by or against Tenant, for which Tenant is obligated to indemnify Landlord hereunder, then Tenant shall protect and hold Landlord harmless from, and shall pay all costs, expenses, including reasonable attorneys’ fees, of Landlord in connection therewith.
Landlord’s and Tenant’s obligations under this Section shall not be limited by the amount or types of insurance maintained or required to be maintained under this Lease. The obligations under this Section shall survive the expiration or earlier termination of this Lease.
27.    Non-Waiver. No consent or waiver, express or implied, by a party hereto to any breach by the other of any of its obligations under this Lease shall be construed as or constitute a consent or waiver to any other breach by such party. Neither the acceptance by Landlord of any Rent or other payment, whether or not any Default by Tenant is then known to Landlord, nor any custom or practice followed in connection with this Lease shall constitute a waiver of any of Tenant’s obligations under this Lease. Failure by a party hereto to complain of any act or omission by the other or to declare that a Default has occurred, irrespective of how long such failure may continue, shall not be deemed to be a waiver by such party of any of its rights hereunder. Time is of the essence with respect to the performance of every obligation of the parties in which time of performance is a factor. No payment by Tenant or receipt by Landlord of an amount less than the Rent due shall be deemed to be other than a partial payment of the Rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to its right to recover the balance of such Rent or pursue any other right or remedy. Except for the execution and delivery of a written agreement expressly accepting surrender of the Premises, no act taken or failed to be taken by Landlord shall be deemed an acceptance of surrender of the Premises.
28.    Quiet Possession. Provided Tenant is not in Default, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, subject to the provisions of this Lease.
29.    Notices. Each notice required or permitted to be given hereunder shall be in writing and may be personally delivered, sent via nationally recognized overnight courier or placed in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed in each case at the address specified herein. A notice shall be deemed to have been received (a) upon the date of delivery or refusal thereof, if delivered personally or by overnight courier, or (b) if sent by registered or certified mail, (i) the date of delivery of such notice, as indicated on the duly completed United States Postal Service return receipt, if such receipt reflects delivery of such notice, (ii) on the date of refusal of such notice, if the refused notice reflects the date on which such notice is refused, or (iii) three (3) days after mailing of such notice, if the date of delivery of such notice cannot otherwise be established as provided above. Any notices to Tenant shall be addressed and given to Tenant at the following address:
ZipRecruiter, Inc.
401 Wilshire Boulevard
11th Floor
Santa Monica, California 90401
Attn: Chief Business Officer
Any notices to Landlord shall be addressed and given to Landlord at all of the following addresses:

Cousins Realty Services, LLC Attn: Property Manager, Hayden Ferry Lakeside III 60 East Rio Salado Parkway, Suite 502 Tempe, Arizona 85281	Cousins Fund II Phoenix III, LLC Attn: Asset Manager, Arizona 60 East Rio Salado Parkway, Suite 502 Tempe, Arizona 85281

Cousins Realty Services, LLC 191 Peachtree Street, Suite 500 Atlanta, Georgia 30303 Attn: Corporate Secretary CorporateSecretary@cousinsproperties.com
30.    Landlord’s Failure to Perform. If Landlord fails to perform any of its obligations hereunder, Landlord shall not be in default and Tenant shall not have any rights or remedies growing out of such failure unless Tenant gives Landlord written notice setting forth in reasonable detail the nature and extent of such failure and such failure is not cured within thirty (30) days following Landlord’s receipt of such notice or such longer period as may otherwise be provided herein. If such failure cannot reasonably be cured within thirty (30) days, the length for curing shall be extended as reasonably required. In no event shall Tenant’s remedies for an alleged or actual failure of Landlord to perform its obligations under this Lease include the termination of this Lease except in the case of a constructive eviction.

31.    Tenant’s Failure to Perform. If Tenant fails to perform any of its obligations hereunder after notice and expiration of any cure period, in addition to the other rights of Landlord, Landlord shall have the right, but not the obligation, to perform all or any part of Tenant’s obligations. Upon receipt of a demand therefor, Tenant shall reimburse Landlord for the cost of performing such obligations, plus interest thereon at the Default Rate, defined below.
32.    Default. “Default” means the occurrence of any one or more of the following: (i) failure of Tenant to pay when due any Rent or other amount required to be paid hereunder, if such failure continues for more than five (5) days after Tenant’s receipt of written notice thereof from Landlord; provided, however, that Landlord shall not be required to provide Tenant with notice of such failure and the five (5) day period within which to cure such failure more than two (2) times in any calendar year during the Term, and, at Landlord’s election, a subsequent failure to timely pay the Rent when due shall immediately constitute a Default hereunder; (ii) failure of Tenant, after fifteen (15) days written notice, or such other notice period specified in this Lease, to observe and fully perform all of Tenant’s obligations hereunder, other than payment of Rent which is covered above, except as otherwise provided below, provided if such failure cannot reasonably be cured within fifteen (15) days, the length for curing shall be extended as reasonably required but in no event to more than sixty (60) days after such written notice, which sixty (60) days period will be extended in the event of a Force Majeure Event (as said term is defined in Article 47); (iii) the adjudication of Tenant to be bankrupt; (iv) the filing by Tenant of a voluntary petition in bankruptcy or other similar proceedings; (v) the making by Tenant of a general assignment for the benefit of its creditors; (vi) the appointment of a receiver of Tenant’s interests in the Premises; (vii) any involuntary proceedings instituted against Tenant under any bankruptcy or similar laws, unless such is dismissed or stayed within sixty (60) days thereafter; (viii) if the Tenant is an individual or if the Tenant is controlled by a single individual, the death or incapacity of such individual; (ix) the filing of a voluntary petition in bankruptcy or other similar proceeding by any Guarantor of Tenant’s obligations hereunder, or if such Guarantor is an individual or controlled by a single individual, the death or incapacity of such individual; (x) the voluntary or involuntary dissolution of the Guarantor, or any transaction involving the Guarantor which, if done by Tenant would constitute an assignment by Tenant hereunder, without the written consent of Landlord; or (xi) vacancy of the Premises for more than sixty (60) consecutive days.
Upon the occurrence of a monetary Default, Landlord may, at its option and without waiving any other rights available herein, at law, or in equity, require Tenant to pay Rent by (a) wire transfer of funds to an account designated by Landlord or (b) direct draft from Tenant’s account through bank draft, ACH transfer, or other equivalent funds transfer to Landlord’s designated account. Tenant shall provide all necessary information and execute any additional documents requested by Landlord to facilitate payment of Rent by the method designated by Landlord. Tenant’s failure to provide such information or documents within fifteen (15) days after written notice by Landlord shall constitute a Default hereunder.
Upon the occurrence of a Default, Landlord may, at its option, without terminating this Lease, but with no less than twenty-four (24) hours prior written notice to Tenant, enter into and upon the Premises and, without being liable for any damages as a result thereof, maintain the Premises and repair or replace any damage to the Premises or do anything for which Tenant is responsible hereunder on Tenant’s behalf; and, in such event, Tenant shall reimburse Landlord immediately upon demand for any expenses which Landlord incurs in effecting Tenant’s compliance under this Lease. In such event, Landlord will care for Tenant’s personal property in accordance with Laws.
In addition, if a Default occurs, then or at any time thereafter while such Default continues, Landlord, at its option, may, without waiving any other rights available herein, at law, or in equity, either terminate this Lease or terminate Tenant’s right to possession without terminating this Lease. In either event, Landlord may, without additional notice and without court proceedings, reenter and repossess the Premises, and remove all persons and property therefrom using such force as may be necessary, and Tenant hereby waives any claim arising by reason thereof or by reason of issuance of any distress warrant and agrees to hold Landlord harmless from any such claims. If Landlord elects to terminate this Lease, it may treat the Default as an entire breach of this Lease and Tenant immediately shall become liable to Landlord for damages for the entire breach in an amount equal to the total of (a) the worth at the time of award of any unpaid Rent which had been earned at the time of the termination, plus (b) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of Rent loss Tenant proves could have been reasonably avoided, plus (c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of Rent loss that Tenant proves could be reasonably avoided. As used in subparagraphs (a) and (b) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate. As used in subparagraph (c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus five percent (5%). If Landlord elects to terminate Tenant’s right to possession of the Premises without terminating this Lease, Landlord may rent the Premises or any part thereof for the account of Tenant to any person for such rent and for such terms and other conditions as Landlord deems practical, and Tenant shall be liable to Landlord for the amount, if any, by which the total Rent and all other payments herein provided for the unexpired balance of the Term exceed the net amount, if any, received by Landlord from such re-renting, being the gross amount so received less the cost of repossession, re-renting, remodeling and other expenses relating thereto; Tenant shall be and remain liable for such net amount even after an eviction of Tenant from the Premises, should an eviction of Tenant from the Premises occur. Such sums shall be immediately due and payable by Tenant upon demand. In no event shall Tenant be entitled to any rents received by Landlord from reletting the Premises, even if Landlord relets the Premises for an amount exceeding the Rent due from Tenant for the remainder of the unexpired Term. If a Default occurs or in case of any holding over or possession by Tenant of the Premises after the expiration or termination of this Lease, Tenant shall reimburse Landlord on demand for all costs incurred by Landlord in connection therewith including, but not limited to, reasonable attorneys’ fees, court costs and related costs plus interest thereon at the Default Rate, defined below. Actions by Landlord to collect amounts due from Tenant as provided in this Section may be brought at any time, and from time to time, on one or more occasions, without the necessity of Landlord’s waiting until the termination of this Lease. The remedies expressed herein are cumulative and not exclusive, and the election by Landlord to terminate Tenant’s right to possession without terminating this Lease shall not deprive Landlord of the right, and Landlord shall have the continuing right, to terminate this Lease. Upon the occurrence of a Default, Landlord shall have the right to recover from Tenant all damages caused by Tenant’s Default and to pursue all rights and remedies available at law or in equity. Landlord shall use reasonable efforts to mitigate its damages by reletting the Premises.
33.    Surrender. On the last day of the Term, or upon the earlier termination hereof, Tenant shall peaceably and quietly surrender the Premises to Landlord, in good order and repair, excepting only reasonable wear and tear resulting from normal use. The Premises shall be surrendered free of all items of Tenant’s personal property, and otherwise in the condition required by the terms of this Lease, and the Premises shall be free and clear of any and all liens or encumbrances of any type.
34.    Holding Over. If Tenant does not surrender possession of the Premises at the end of the Term or upon earlier termination of this Lease, at the election of Landlord, Tenant shall be a tenant-at-sufferance from day to day and the Rent due during the period of such holdover shall be one and a half(1.5) times the amount which Tenant was obligated to pay for the immediately preceding month. If

Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements to the Premises for a new tenant in a timely fashion as a result of Tenant’s holdover, then Tenant shall be liable for all damages that Landlord suffers as a result of Tenant’s holding over in the Premises.
35.    Removal of Tenant’s Property. Prior to the expiration or earlier termination of the Term, Tenant shall, at Tenant’s expense, remove all of Tenant’s removable trade fixtures and other items of personal property from the Premises. Tenant shall be responsible for any damage to the Premises or Project resulting from removal of any personal property, including Lines, of Tenant. If Tenant does not remove its property prior to termination, then, in addition to its other remedies at law or in equity, Landlord shall have the right to consider the property abandoned and such property may be removed by Landlord, at Tenant’s expense, or at Landlord’s option become its property, and Tenant shall have no further rights relating thereto or for reimbursement therefor.
36.    Landlord’s Lien. Landlord has a statutory lien in and to all furniture, furnishings, fixtures, equipment, merchandise and other property of Tenant located in the Premises. At Tenant’s request but subject to Landlord’s reasonable approval of the terms and conditions set forth therein, Landlord agrees to execute an agreement confirming the subordination of its statutory lien in favor of Tenant’s lender or equipment lessor.
37.    Interest. All amounts payable by Tenant to Landlord under this Lease, if not paid when due, shall bear interest from the date due until paid at a rate equal to the lesser often percent (10%) per annum, compounded monthly, or the then maximum lawful rate (“Default Rate”).
38.    Assignment and Subletting. Landlord shall have the right to transfer and assign in whole or in part, by operation of law or otherwise, its rights and obligations hereunder whenever Landlord, in its sole judgment, deems it appropriate without any liability to Tenant, and Tenant shall attorn to any party to which Landlord transfers its rights and obligations hereunder or the Building. Any sale, conveyance or transfer of the Building or Project will operate to release Landlord from liability from and after the effective date of such sale, conveyance, transfer or assignment upon all of the covenants, terms and conditions of this Lease, express or implied, except for those liabilities that arose prior to the effective date of such sale, conveyance, transfer or assignment. After such effective date, Tenant will look solely to Landlord’s successor in interest in and to this Lease.
Tenant shall not assign, transfer, mortgage, pledge or otherwise encumber this Lease, or any interest herein, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or permit any other party to occupy or use the Premises, or any portion thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. The Landlord’s consent shall not be considered unreasonably withheld if: (i) the proposed subtenant’s or assignee’s financial responsibility or insurance does not meet the same criteria Landlord uses to select comparable Building tenants; (ii) the proposed subtenant’s or assignee’s business is not suitable for the Building considering the business of the other tenants and the Building’s prestige; (iii) the proposed use is inconsistent with the Authorized Use permitted by Section 3; or (iv) the proposed subtenant or assignee is an occupant of the Building, or if the proposed subtenant or assignee, whether or not an occupant of the Building, is in discussions with Landlord regarding the leasing of space within the Building, and there is comparable space within the Building for lease. Whether or not Landlord consents to any proposed assignment or subletting of any portion of the Premises, Tenant shall timely pay Landlord’s review and processing fee of $750.00 (“Sublease/Assignment Processing Fee”) in addition to any reasonable professional fees (including, without limitation, legal, architectural, engineering, and consulting fees) incurred by Landlord in connection with such proposed assignment or subletting (“Sublease/Assignment

Professional Fees”). The Sublease/Assignment Processing Fee shall be paid by Tenant simultaneously with each request by Tenant to assign or sublease any portion of the Premises. The Sublease/Assignment Professional Fees shall, at Landlord’s option, be paid by Tenant (a) prior to Landlord’s denial or execution of a consent to the proposed assignment or subletting or (b) within ten (10) days of Tenant’s receipt of an invoice from Landlord for such fees. Any subletting of the Premises or assignment of the Lease by Tenant in violation of the provisions of this Section 38 shall constitute a Default.
A “Change in Control” of Tenant shall be deemed for purposes of this Lease to constitute an assignment of this Lease by Tenant which shall require the consent of Landlord and entitle Landlord to exercise its options as provided hereunder. As used in this Section, a “Change in Control” shall be deemed to have occurred when: (x) any person, after the date hereof, acquires directly or indirectly the Beneficial Ownership (as defined in Section l 3(d) of the Securities Exchange Act of 1934, as amended) of any voting interests or equity interests of Tenant and immediately after such acquisition such person is, directly or indirectly, the Beneficial Owner of voting or equity interests representing 50% or more of the total voting interest or equity interest of all of the then-outstanding equity interests or voting interests of Tenant; (y) the stockholders, partners, members or other equity holders of Tenant shall approve a merger, consolidation, recapitalization, or reorganization of Tenant, or consummation of any such transaction if equity holder approval is not sought or obtained; or (z) the stockholders, partners, members or other equity holders of Tenant shall approve a plan of complete liquidation of Tenant or an agreement for the sale or disposition by Tenant of all or a substantial portion of such entity’s assets (i.e., 50% or more of the total assets of such entity).
If Tenant desires to assign this Lease or sublease the Premises, Tenant shall provide Landlord notice in writing at least thirty (30) days in advance of the date on which Tenant desires such assignment or sublease to take effect. Tenant’s notice shall include (A) the name and address of the proposed subtenant or assignee; (B) the nature of the proposed subtenant’s or assignee’s business it will operate in the Premises; (C) the terms of the proposed sublease or assignment; and (D) reasonable financial information so that Landlord can evaluate the proposed subtenant or assignee. Landlord shall, within twenty (20) days after receiving such information, give notice to the Tenant to (i) permit or deny the proposed sublease or assignment or (ii) if the term of the proposed assignment or sublease is for the remainder of the Term, terminate this Lease as to the space so affected as of the date specified in Tenant’s notice (and as to option (ii) only, Tenant will be relieved of all further obligations hereunder as to the terminated space). If Landlord does not give notice within the twenty (20) day period, then Landlord shall be deemed to have consented to the sublease or assignment upon the terms provided in Tenant’s notice.
Notwithstanding an assignment or subletting (i) subleases and assignments by Tenant shall be subject to the terms of this Lease; (ii) Tenant shall remain liable for all of the obligations of “Tenant” under this Lease; (iii) consent to one sublease or assignment does not waive the consent requirement for future assignments or subleases; and (iv) fifty percent (50%) of the consideration received by Tenant from an assignment or sublease that exceeds the amount Tenant must pay Landlord hereunder, excluding reasonable leasing commissions and legal and lease fees paid by Tenant, payments attributable to the amortization of the cost of improvements made to the Premises at Tenant’s cost for the assignee or sublessee, and other reasonable, out-of-pocket costs paid by Tenant directly related to Tenant’s obtaining an assignee or sublessee, shall also be paid to Landlord after Tenant first retains its reasonable out-of-pocket expenses incurred in connection with said assignment or subletting. Tenant shall pay such amount to Landlord at the beginning of each calendar month. Landlord shall have the right to audit Tenant’s books and records to verify the accuracy of the payments under this Section. If Tenant has sublet the Premises, and thereafter a monetary Default occurs hereunder, Landlord may proceed to collect any rent thereafter becoming due to Tenant under the sublease directly from the subtenant; in which event such collected rent shall be applied by Landlord to the Rent due from Tenant to Landlord hereunder; provided, however, that the collection of rent from Tenant’s subtenant shall not create a privity of contract between Landlord and such subtenant.
If the proposed sublessee or assignee is approved by Landlord and Tenant fails to enter into the sublease or assignment with the approved sublessee or assignee within ninety (90) days after the date Tenant submitted its proposal to Landlord, then Landlord’s approval shall expire, and Tenant must comply again with the conditions of this Section. Notwithstanding the giving by Landlord of its consent to any sublease or assignment with respect to the Premises, no sublessee or assignee (other than an Affiliate) may exercise any renewal options, expansion options, rights of first refusal or similar rights except in accordance with a separate written agreement entered into directly between the Landlord, Tenant and such sublessee or assignee provided Tenant continues to be liable for the performance of all obligations hereunder, as increased or otherwise affected by the exercise of such rights. Tenant may not exercise any renewal options, expansion options, rights of first refusal or similar rights under this Lease if Tenant has assigned all of its interest in this Lease to an entity that is not an Affiliate.
Notwithstanding anything in this Article to the contrary, Landlord’s prior written consent and payment of a Sublease/Assignment Processing Fee or excess consideration shall not be required for(but Landlord shall receive advance written notice of) any assignment of this Lease or sublease of the Premises to any of the following: (a) a successor entity related to Tenant by merger, consolidation, or non-bankruptcy reorganization, (b) a transferee of all or substantially all of Tenant’s assets or stock or (c) an Affiliate (as defined below) (collectively, “Permitted Affiliate Transfers”); provided, that the proposed assignee or sublessee will not have a net worth following consummation of such transaction, as reasonably determined by Landlord in accordance with GAAP that is at least equal to the greater of (A) the net worth of Tenant immediately prior to such transaction, and (B) the net worth of the originally named Tenant as of the Effective Date(the “Affiliate Net Worth”). In the event of a Permitted Affiliate Transfer, Tenant shall provide Landlord notice in writing at least thirty(30) days in advance of the date on which Tenant desires such assignment or sublease to take effect, which shall include: (A) the name and address of the proposed subtenant or assignee; and(B) reasonable financial information so that Landlord can confirm proposed assignee or sublessee has maintained the required Affiliate Net Worth over the prior twelve (12) month period. As used in this Lease, the term “Affiliate” shall mean an individual, partnership, corporation, unincorporated association or other entity controlling, controlled by or under common control with Tenant; and for purposes of the foregoing, “control” shall mean ownership of fifty percent (50%) or more of the legal and beneficial interests in such corporation or other entity, coupled with the power to direct the management and affairs thereof. Tenant shall provide written notice to Landlord with respect to the occurrence of any Permitted Affiliate Transfer and provide to Landlord such information as Landlord reasonably requests with respect to such Permitted Affiliate Transfer. Tenant shall provide Landlord reasonable evidence that any such Transfer qualifies as a Permitted Affiliate Transfer. Tenant will not be relieved or released of its obligations under this Lease as a result of any Permitted Affiliate Transfer.
39.    Merger of Estates. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation hereof, shall not work a merger, but shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to Landlord of Tenant’s interest in such subleases or subtenancies.
40.    Limitation of Liability. Notwithstanding anything herein to the contrary, Tenant’s sole and exclusive method of collecting on any judgment Tenant obtains against Landlord, or any other award made to Tenant in any judicial process requiring the payment of money by Landlord for the failure of Landlord to perform any of its obligations, shall be to proceed against the interests of Landlord in and to the Project. Therefore, Tenant hereby agrees that no personal or corporate liability of any kind or character whatsoever now attaches or at any time hereafter under any condition shall attach to Landlord for payment or performance of any obligations hereunder, including, without limitation, any Landlord indemnity obligations under Section 26. The obligations under this Section shall survive the expiration or earlier termination of this Lease.
41.    Subordination. The rights and interests of Tenant under this Lease and in and to the Premises shall be subject and subordinate to all easements and recorded restrictions, covenants, and agreements pertaining to the Project, or any part thereof, and to all deeds of trust, mortgages, and other security instruments and to all renewals, modifications, consolidations, replacements and extensions thereof (the “Security Documents”) heretofore or hereafter executed by Landlord covering the Premises, the Building or any part of the Project, to the same extent as if the Security Documents had been executed, delivered and recorded prior to the execution of this Lease. After Tenant’s receipt of a notice from Landlord that it has entered into one or more Security Documents, then, during the term of such Security Documents, Tenant shall deliver to the holder or holders of all Security Documents a copy of all notices to Landlord and shall grant to such holder or holders the right to cure all defaults, if any, of Landlord hereunder within the same time period provided in this Lease for curing such defaults by Landlord and, except with the prior written consent of the holder or holders of the Security Documents, shall not surrender or terminate this Lease except pursuant to a right to terminate expressly set forth in this Lease. Tenant shall attorn to any holder of any Security Documents or its successor in interest by foreclosure or otherwise. The provisions of this subsection shall be self-operative and shall not require further agreement by Tenant; however, at the request of Landlord, Tenant shall execute such further documents as may be required by the holder of any Security Documents. At any time and from time to time upon not less than ten (10) days’ prior notice by Landlord, Tenant shall execute, acknowledge and deliver to the Landlord a written estoppel certificate certifying: (i) the Rentable Area of the Premises, (ii) the Commencement Date and Expiration Date of this Lease, (iii) the Base Rent, Base Year and Additional Rent, (iv) that this Lease is unmodified and in full force and effect, or if there have been modifications, that the same is in full force and effect as modified and stating the modifications,(v) whether or not the Landlord is in default in the keeping, observance or performance of any covenant, agreement, term, provision or condition of this Lease and, if so, specifying each such default, (vi) that Tenant has unconditionally accepted and occupied the Premises, (vii) that all requirements of the Lease have been complied with and no charges, set-offs or other credits exist against any rentals, (viii) that Tenant has not assigned, pledged, sublet, or otherwise transferred any interest in this Lease; and (ix) such other matters as Landlord may reasonably request, it being intended that any such statement may be relied upon by Landlord, any prospective purchaser, mortgagee or assignee of any mortgage of the Building or the Project or of the Landlord’s interest therein. Notwithstanding any language hereinabove to the contrary, Landlord will use commercially reasonable efforts to obtain a mutually acceptable Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) from its current lender within thirty (30) days of the Commencement Date and any subsequent lender.
42.    Legal Interpretation. This Lease shall be interpreted and enforced in accordance with the laws of the state where the Project is located. The determination that any provision of this Lease is invalid, void, illegal, or unenforceable shall not affect or invalidate the remainder. All obligations of the parties requiring any performance after the expiration of the Term shall survive the expiration or earlier termination of this Lease and shall be fully enforceable in accordance with those provisions pertaining thereto. If Tenant consists of two or more parties, then all parties comprising the Tenant shall be jointly and severally liable for all obligations of Tenant hereunder. Should any provisions of this Lease require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms of any such provision shall be more strictly construed against one party or the other by reason of a rule of construction that a document is to be construed most strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of both parties hereto have participated in the preparation of this Lease.
43.    Use of Names and Signage. Tenant shall not have the right to use the name of the Project or Building except in connection with Tenant’s address, and then such terms cannot be emphasized or displayed with more prominence than the rest of such address. Landlord shall have the right to change the name of the Building or Project whenever Landlord in its sole judgment deems appropriate without any consent of or liability to Tenant. Any signage of Tenant that can be seen from outside the Premises is subject to the prior written approval of Landlord which shall not be unreasonably withheld, conditioned or delayed; provided in all cases, Tenant shall be solely responsible for ensuring that such signage complies with all applicable Laws and for all costs and expenses relating to any such signage, including, without limitation, design, installation, any operating costs, maintenance, cleaning, repair and removal. Tenant shall be obligated to pay the cost and expense of repairing any damage associated with the removal of any such signage. Tenant shall have no right to place any signage outside the Premises, on the exterior of the Building or elsewhere in the Project, except that Tenant will have the right to install one (I) eyebrow sign on the Building in a location to be chosen by Landlord, the design, manufacture, installation, repair, maintenance and removal of which will be at Tenant’s sole cost and expense. The eyebrow signage is subject to Landlord’s prior written approval as to all aspects thereof (including its size, design, materials, color and font), not to be unreasonably withheld. At Tenant’s sole cost and expense, such eyebrow signage must also be in compliance with all Laws.
44.    Intentionally Omitted.
45.    Brokerage Fees. Landlord’s Broker represents Landlord’s interests in connection with this transaction and shall be paid by Landlord for its services pursuant to a separate, written agreement fully executed by Landlord’s Broker and Landlord prior to full execution of this Lease. Landlord’s Broker does not represent Tenant in this transaction. If Tenant is represented by a broker in this transaction, as disclosed in Section l(p) of this Lease, then Tenant’s Broker represents Tenant’s interests in connection with this transaction and shall be paid by Landlord for its services pursuant to a separate, written agreement fully executed by Tenant’s Broker and Landlord prior to full execution of this Lease. Tenant warrants and represents that it has had no dealings with any broker in connection with the negotiation or execution of this Lease other than Landlord’s Broker and, if applicable, Tenant’s Broker. Except as expressly provided above, Landlord will not be responsible for, and Tenant will indemnify, defend, and hold Landlord harmless from and against, any brokerage or leasing commission or finder’s fee claimed by any party in connection with this Lease.
46.    Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord and its successors and assigns, and Tenant and its permitted successors and assigns.
47.    Force Majeure. Except for the payment of Rent or any other sum due hereunder, each party hereto shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of its obligations when prevented from so doing by a cause beyond such party’s reasonable control, including, without limitation, labor disputes, government regulations, fire or casualty, acts of terrorism, inability to obtain any materials or services, or acts of God (collectively, “Force Majeure Events”).

48.    Parking. While Tenant is occupying the Premises, Tenant shall have the right in common with other tenants to use the Parking Spaces in the Building’s Parking Facility indicated in Section 1, subject to any applicable parking fees and rules and regulations promulgated from time to time. If requested by Landlord, Tenant shall execute a separate parking license agreement detailing Landlord’s and Tenant’s rights and obligations with respect to the Parking Spaces. Tenant shall be entitled to use only the number of spaces allocated to Tenant by the Parking Ratio. Nothing herein contained shall be construed to grant to Tenant any estate in real property nor the exclusive right to a particular parking space, but rather as a license only.
Tenant acknowledges that the parking facility located adjacent to the Project (the “Parking Garage”) is owned by a third party (the “Parking Facility Owner”). Landlord has a right to grant the use of certain parking places within the Parking Garage to tenants of the Project, including the right to grant Tenant the Parking Spaces set forth in Section l(o). The Parking Spaces provided to Tenant under this Lease are subject to the terms and conditions of Landlord’s rights with respect to such parking spaces. Tenant shall be entitled to use the Parking Spaces designated in this Lease unless and until Tenant’s right to possession of the Premises is terminated. If Tenant fails to pay the monthly rental for such Parking Spaces when due, such failure shall constitute a default under this Lease. Subject to other provisions in this Lease permitting Tenant to terminate this Lease for compromise of the number of parking spaces allocated to Tenant in Section 1(o) hereof, Tenant’s right to use the Parking Spaces is expressly subject to any casualty loss, which results in parking spaces being unavailable, reasonable limitations on parking hours and operations, parking access card systems or similar access control devices, including stickers or other identification system established by Landlord or the Parking Facility Owner. Tenant shall be responsible for compliance with all reasonable rules and regulations applicable to the Parking Garage, underground parking facilities and surface parking. Tenant acknowledges that limited surface parking is available within the Project and that Tenant’s invitees will be entitled to use of the same on a nonexclusive basis for loading and unloading of passengers and for short term parking for periods of time designated by Landlord, provided that (i) Landlord may grant or permit exclusive use of portions of such surface parking area for the benefit of other tenants or occupants within or adjacent to the Project, and may install or permit the installation of parking meters for some or all of the surface parking area so long as Tenant is provided the number and type of Parking Spaces set forth in Section l(o), and (ii) Tenant shall in any event cause its employees to park outside of the Project or in the adjacent Parking Garage. Parking areas shall be used only for parking of automobiles and small trucks but in no event shall recreational vehicles, boats or trailers be allowed while doing business at the Project or otherwise, and no parking beyond the time limits posted by Landlord with respect thereto shall be allowed. Tenant will not park, or permit its employees or contractors to park, in any areas designated by Landlord or the Parking Facility Owner for parking by visitors or for the exclusive use of other tenants or occupants of the Project or Hayden Ferry Lakeside, it being understood that the foregoing shall not reduce Tenant’s parking rights as provided herein. Landlord reserves the right to refuse parking rights to Tenant or any other person who fails to comply with the requirements set forth herein or in any separate Parking License Agreement or in any reasonable rules and regulations related to use of parking at the Project or in the Parking Garage; and any violation thereof shall subject the vehicle to be removed or immobilized at such person’s expense. Subject to the applicable notice and cure periods provided in this Lease, failure to observe the reasonable rules and regulations shall terminate an individual’s right to use the parking facilities and subject the vehicle in violation to removal and/or impoundment. Parking stickers or other forms of identification supplied by Landlord or the Parking Facility Owner shall remain the property of Landlord or the Parking Facility Owner and not the property of a tenant and are not transferable, except in connection with an assignment or sublease in accordance with Section 38 or as expressly permitted by Landlord. A reasonable fee may be charged for parking access cards, identification stickers or other parking control devices or replacements thereof. The owner of the vehicle or its driver assumes all risk and responsibility for damage, loss or theft to vehicles, personal property or persons while such vehicle is in the Project or the Parking Garage. Reserved parking in the Parking Garage will only be available during normal business hours. After such hours, holders of parking access cards will be allowed to us the Parking Garage, but will not be guaranteed the use of specific Parking Spaces in the Parking Garage. Tenant is advised that the Parking Garage will be available for public use both during and after normal business hours and that sporting events and other activities in the vicinity of Hayden Ferry Lakeside may create a significant demand for spaces within the Project and Parking Garage, provided that the foregoing shall not negate Landlord’s obligation to provide the Parking Spaces as required herein.
Effective January I of each year, Landlord or other Parking Garage owner (or their respective managers) shall have the right to increase from time to time (but no more often than once in any twelve (12) month period, with the first such increase to occur no sooner than twelve (12) months after the end of the Abatement Period) the monthly rental for the Parking Spaces designated in Section l(n) at a rate not to exceed the monthly rates then being charged to other tenants of the Building or in office buildings located in the downtown Tempe business district.
49.    Rooftop Antenna. Tenant shall have no right to place any microwave, satellite or other type of antenna on the roof or exterior of the Building without the prior written consent of Landlord, which consent will not be unreasonably withheld or conditioned. Any such installation and all related expenses shall be the sole and direct responsibility of Tenant, but Landlord will not charge any other fee with respect to such installation or usage.
50.    Attorneys’ Fees. If Tenant fails to pay any Rent or other sum due under this Lease, or fails to perform an obligation of Tenant hereunder, and Landlord engages an attorney to collect such sum or enforce such obligation, then, in addition to such sums, Tenant shall also pay Landlord’s reasonable attorneys’ fees and other reasonable costs and expenses incurred in such engagement. If Landlord and Tenant litigate any provision of this Lease or the subject matter hereof, the unsuccessful party will pay to the successful party all costs and expenses, including reasonable attorneys’ fees and expenses and court costs, incurred by the successful party, including any cost incurred by the successful party on appeal; provided, however that a recovery of attorneys’ fees by Landlord under this sentence shall include, but shall not duplicate, the recovery by Landlord of its reasonable attorneys’ fees and other reasonable costs and expenses of collection permitted under the first sentence of this Section.
51.    Tenant Certification. Tenant certifies that, as of the Effective Date hereof: (i) neither it nor its officers, directors, or controlling owners is listed as a “Specifically Designated National or Blocked Person” (“SDN”) on the SDN list maintained and updated from time to time on the United States Treasury Department’s website (the “SON List”), or is otherwise a banned or blocked person, entity, or nation pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (“OFAC”), or is otherwise named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist; (ii) neither it nor its officers, directors, or controlling owners, is acting, directly or indirectly, for or on behalf of any person, group, entity, or nation that is listed on the SON List or is otherwise named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist, SON or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the OFAC; (iii) neither it nor its officers, directors, or controlling owners is engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation; (iv) neither it nor its officers, directors, or controlling owners is in violation of Presidential Executive Order 13224, the USA PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act, or any regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”); and (v) neither it nor its officers, directors, or controlling owners is an entity with whom Landlord is prohibited from transacting business under any of the Anti-Terrorism Laws.
Tenant further certifies that, during the Term of this Lease (and any extensions thereof), Tenant will not violate any of the Anti-Terrorism Laws, and it will not knowingly do business with any entity that violates any of the Anti-Terrorism Laws. Upon the request of Landlord from time to time during the Term (and any extensions thereof), Tenant shall execute and return to Landlord a certificate stating that Tenant is then in compliance with the provisions of this section of the Lease.
Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord), and hold Landlord and its directors, officers, partners, members, shareholders, employees, and agents harmless from any and all obligations, claims, administrative proceedings, judgments, damages, fines, penalties, costs, and liabilities, including reasonable attorneys’ fees and costs, incurred by Landlord or its directors, officers, partners, members, shareholders, employees, or agents as a result of the breach of the foregoing certification. Moreover, to the extent any provision of this section of the Lease is breached during the Term of this Lease (and any extensions thereof), Landlord may, at its sole option, immediately terminate this Lease without payment or obligation to Tenant.
52.    Intentionally Omitted.
53.    Memorandum of Lease. Except for a memorandum of lease to be recorded at Landlord’s request, neither this Lease, nor a memorandum of this Lease, shall be recorded in any public real estate records.
54.    Financial Statements. Upon request, but not more than two (2) times in any calendar year, Landlord may require Tenant to provide Landlord with Tenant’s then existing current financial statements, it being understood that Tenant shall have no obligation to prepare any financial statement to satisfy the requirements of this Section 54. If such financial statements are not audited, they shall be certified as being true and correct by Tenant’s chief financial officer.
55.    Waiver of Jury Trial. To the extent permitted by applicable law, in the event of any litigation between the parties hereto, to the extent that a trial by jury would be available as to any matters in such litigation, the parties hereby expressly waive the right to a trial by jury as to such matters, and hereby agree not to demand a jury trial as to any such matters in such litigation.
56.    Airport Disclaimer. Tenant acknowledges that the Project is within the flight path for flights arriving at and departing from Sky Harbor International Airport (“Sky Harbor”), and agrees that Landlord shall not be liable to Tenant for, and Tenant hereby releases Landlord with respect to, any claims, liabilities, losses, causes of action, fees and expenses in any way relating thereto, including, without limitation, to noise or vibration caused by aircraft or other vehicles approaching or leaving Sky Harbor, or to any other adverse effects caused by or resulting from the location of the Building and the Premises in the flight path of Sky Harbor.
57.    Option to Extend.
(a)    Option to Extend. Landlord hereby grants Tenant one (1) option (the “Option to Extend”) to extend the Term for the entire Premises only, in accordance with the terms of this Article. The Option to Extend shall extend the Term for an additional five (5) consecutive years each (the “Extended Term”) commencing upon the day after the Expiration Date. If Tenant exercises the Option to

Extend, all of the terms contained in this Lease shall continue in full force and effect during such Extended Term, except with respect to the following:
(i)    Base Rent for the Extended Term shall be adjusted on the first day of the Extended Term to an amount equal to the then Fair Market Rental Value of the Premises, including escalations (the “Extended Term Rental”). The term “Fair Market Rental Value of the Premises” shall be one hundred percent (100%) of the then prevailing fair market rental rate for the Premises as of the commencement of the Extended Term, taking into consideration the location of the Building, the length of the Extended Term, the existing build-out, tenant improvement allowances being granted, tenant credit-worthiness, cash inducements, rental concessions and abatements, and other comparable factors; and
(ii)    Tenant will have no further right or option to extend the Term.
(b)    Notice to Extend Term. The Option to Extend shall be exercised, if at all, only by written notice (“Notice to Extend Term”) delivered by Tenant to Landlord at least twelve (12) months, but not more than fifteen (15) months, prior to the Expiration Date. If Tenant does not deliver the Notice to Extend Term within the time period set forth herein, the Option to Extend shall lapse and Tenant shall have no right to extend the Term. Within ten (10) business days after Landlord’s receipt of the Notice to Extend Term, Landlord shall provide Tenant written notice setting forth the Extended Term Rental (“Extension Rental Notice”). Within ten (10) business days after the last date that Landlord could timely have responded to the Notice to Extend Term Tenant must, by written notice delivered to Landlord, either (a) accept the Extended Term Rental as stated in the Extension Rental Notice (“Notice of Acceptance”), (b) reject the Extended Term Rental as stated in the Extension Rental Notice (“Notice of Rejection”), or (c) provide Landlord with Tenant’s determination of the Extended Term Rental (“Request to Negotiate”). Tenant’s failure to provide any notice within the foregoing period shall be deemed a Request to Negotiate at the Base Rent amount then payable by Tenant.
(c)    Determination of Rental. If Tenant provides the Request to Negotiate and the parties are unable to agree upon the Extended Term Rental within ten (10) days after Landlord’s receipt of said Request to Negotiate (the “Outside Agreement Date”), then each party shall make a separate determination of the Extended Term Rental within five (5) days, and such determinations shall be submitted to arbitration in accordance with subsections 1 through 7 below.
1.    Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker who shall have been active over the ten (10) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of comparable commercial properties in the vicinity of the Project. Each such arbitrator shall be appointed within ten (10) days after the Outside Agreement Date.
2.    The two arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.
3.    The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Extended Term Rental and shall notify Landlord and Tenant thereof. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Extended Term Rental is the closest to the actual Extended Term Rental as determined by the arbitrators, taking into account the requirements of subsection (a) above.
4.    The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.
5.    If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.
6.    If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instructions set forth in this Section 57.
7.    Each party shall bear the cost of its appointed arbitrator, and the cost of the third arbitrator shall be paid by party whose submitted Extended Term Rental is not selected by the arbitrators.
(d)    Effect. If Tenant delivers the Notice of Acceptance in the manner and within the time frame herein provided, this Lease shall be deemed extended at the Base Rent and upon the terms specified in this Article without the need for any further notice or documentation. If Tenant delivers the Notice of Rejection to Landlord within the said ten (10) business day period, then this Lease shall expire upon the Expiration Date of the then current Term, unless terminated earlier in accordance with the provisions of this Lease. If Tenant delivers the Request to Negotiate in the manner and within the time frame herein provided, the Extended Term Rental shall be determined as provided above in Section l(c), this Lease shall be deemed extended at said Extended Term Rental and otherwise upon the terms specified in this Article without the need for any further notice or documentation and neither party shall have the right to reject the decision or to undo the exercise of the Option to Extend. The Notice of Acceptance, Request to Negotiate or Notice of Rejection, as the case may be, shall be irrevocable, and shall be binding upon both Landlord and Tenant without the need for any further documentation.
(e)    Amendment. Notwithstanding any language to the contrary set forth in this Article 1 if, within thirty (30) days after Landlord’s receipt of the Notice of Acceptance or completion of negotiation as set forth above, either party shall request that both parties enter into an amendment documenting the Extended Term and Base Rent during the Extended Term, then Landlord shall prepare an amendment to this Lease setting forth the Extended Term and Base Rent for the Extended Term pursuant to this Article (“Extended Term Amendment”). The Extended Term Amendment shall be submitted to Tenant for execution and Tenant shall have ten (10) days after receipt thereof from Landlord in which to execute and deliver the Extended Term Amendment to Landlord, and Landlord shall have ten (10) days after receipt of the same in which to execute the Extended Term Amendment and to deliver one (1) fully executed copy to Tenant. The failure of either or both Landlord or Tenant to execute the Extended Term Amendment shall not have the effect of nullifying the extension of the Term, and this Lease shall nevertheless be extended for the Extended Term as herein provided.
(f)    Conditions. The Option to Extend shall be exercisable by Tenant on the express condition that at the time of the exercise of the Option to Extend, Tenant shall not be in Default under any of the provisions of this Lease beyond the expiration of any applicable notice and cure period, unless such restriction is expressly waived in writing by Landlord (which election shall be exercisable in Landlord’s sole discretion).

(g)    Personal to Tenant. The Option to Extend is personal to the party executing this Lease as Tenant and to any assignee or sublessee that is in possession of the Premises due to a Permitted Affiliate Transfer (each, a “Permitted Assignee”, and collectively, the “Permitted Assignees”), but may not otherwise be assigned or transferred to or exercised by any assignee, sublessee or other transferee. If said Tenant or a Permitted Assignee assigns this Lease or sublets all or substantially all of the Premises in an assignment or subletting that requires Landlord’s prior consent under Article 38 of the Lease prior to the exercise of the Option to Extend, the Option to Extend shall lapse. If said Tenant or a Permitted Assignee assigns this Lease or sublets all or substantially all of the Premises in an assignment or subletting that requires Landlord’s prior consent under Article 38 of the Lease after the exercise of the Option to Extend, but prior to the commencement of the Extended Term, the Option to Extend shall lapse and this Lease shall expire as if the Option to Extend had not been exercised, unless such restriction is expressly waived in writing by Landlord (which election shall be in Landlord’s sole discretion).
58.    [Intentionally Deleted]
59.    [Intentionally Deleted]
60.    Right of First Refusal. Tenant shall have the prior right to lease Suite 445, containing approximately 7,534 rentable square feet, located on the 4th floor of the Building (“ROFR Space”), in accordance with the following terms and conditions:
(a)    Tenant acknowledges that Landlord is currently in negotiations with a AmeriFirst Financial, Inc., an Arizona corporation and/or its affiliates for the ROFR Space (“Anticipated 4th Floor Tenant”) and that Tenant’s right of first offer to the lease ROFR Space under this Section 60 will not become effective until the termination of the lease for the Anticipated 4th Floor Tenant (the “Suite 445 Lease”).
(b)    Following the expiration of or earlier termination of the Suite 445 Lease, in the event Landlord shall receive a bona fide third party offer to lease the ROFR Space on terms which Landlord wishes to accept, or, in the event Landlord offers (subject to Tenant’s rights hereunder) to lease the ROFR Space on terms which a bona fide third party wishes to accept, then, in either such event, Landlord shall forthwith provide written notice thereof to Tenant, together with a true and correct copy of such offer. Tenant shall have the right, at Tenant’s option and within five (5) business days after receipt of such notice from Landlord, to exercise its right hereunder to lease the ROFR Space at the rent and upon the terms contained in such offer, in which event Landlord shall lease the ROFR Space to Tenant at said rent and upon said terms. Landlord covenants that it shall not accept any such offer nor lease the ROFR Space to any third party until it has complied with the terms hereof.
(c)    If Tenant fails to exercise its right of first refusal hereunder within the five (5) business day notice period provided for in the preceding subparagraph (a), Landlord shall have thirty (30) days thereafter within which to lease the ROFR Space at the price and upon the terms of such offer without resubmitting such offer to Tenant in accordance herewith. However, Tenant’s election not to exercise its right hereunder to lease the ROFR Space shall not prejudice Tenant’s rights hereunder as to any further offer, and in the event the price and/or other terms of the offer are modified in any material manner (including, but not limited to, any reduction in the rent of more than four percent), then such modification shall be deemed to constitute a new offer and shall be subject to Tenant’s right of first refusal hereunder.

The foregoing notwithstanding, (a) Tenant shall have no rights under this Section during any period it is in default under this Lease beyond applicable cure periods, and (b) Tenant’s rights in this Section shall become null and void upon the first to occur of the following: (i) termination of this Lease (or Tenant’s right of possession) by reason of Tenant’s default, or the termination of this Lease pursuant to other provisions of this Lease providing for termination, or (ii) Tenant’s failure to exercise its right of first refusal hereunder in accordance with Section 60(b), above, then Tenant’s rights with respect to all of the ROFR Space shall terminate. Upon the occurrence of any of the foregoing events, Tenant shall be deemed to have forever waived its rights with respect to all of the ROFR Space, and Tenant’s rights hereunder shall thereafter automatically be deemed null and void and of no further force and effect. Notwithstanding anything to the contrary in this Section 60, Tenant acknowledges that in the event any other tenant of the Building or the Project with a prior right to lease the ROFR Space elects to exercise its right to lease the ROFR Space, Tenant’s rights set forth in this Section 60 shall be of no force or effect with respect to the ROFR. For the purposes of the foregoing sentence, a “prior right to lease” shall mean any tenant occupying its premises directly or as an assignee (but not as a subtenant, licensee, or concessionaire) under: (a) a lease that was executed prior to the Effective Date (a “Prior Lease”); or (b) a renewal or extension of a Prior Lease; or (c) the Suite 445 Lease (including any renewals or extensions).
61.    Governing Law. This Lease shall be performed in the state where the Premises are located, and the terms of this Lease shall be governed by and construed in accordance with the laws of such state.
62.    Entire Agreement. No oral statements or prior written material not specifically incorporated herein shall be of any force or effect. Tenant agrees that in entering into this Lease and accepting the Premises, it relies solely upon the representations and agreements contained in this Lease, the exhibits attached hereto and the written agreements, if any, executed contemporaneously herewith. This Lease, including the Exhibits which are attached hereto and a part hereof, constitutes the entire agreement of the parties and shall not be conditioned, modified or supplemented except by a written agreement executed by both parties.
63.    Multiple Counterparts; Electronic Signatures. This Lease may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. The counterparts of this Lease may be executed by electronic signatures and may be delivered electronically by any party to any other party and the receiving party may rely on the receipt of such document so executed and delivered by electronic means as if the original had been received.
[Signatures appear on next page]

WITNESS WHEREOF, this Lease is executed and, except as otherwise expressly provided herein, all provisions shall be effective, as of the Effective Date.

Landlord:		Tenant:

COUSINS FUND II PHOENIX III, LLC,		ZIPRECRUITER, INC.,
a Delaware limited liability company		a Delaware corporation

By: Cousins Properties Office Fund II, L.P.,		By:	/s/ David Feldman
it sole member		Name:	David Feldman
		Its:	Chief Business Officer
By: PPOF II, L.L.C., its General Partner

By:	/s/ Matthew Mooney
Matthew Mooney
Senior Vice President & Managing Director

EXHIBIT A
FLOOR PLAN
A-1

EXHIBIT B
CLEANING AND JANITORIAL SERVICES

NIGHTLY CLEANING	1.	Empty all waste receptacles, clean as necessary.
	2.	Vacuum all carpeted traffic areas and other areas as needed.
	3.	Dust furniture, files, fixtures, etc.
	4.	Damp wipe and polish all glass furniture tops.
	5.	Remove finger marks and smudges from vertical surfaces.
	6.	Clean all water coolers.
	7.	Sweep all private stairways nightly, vacuum if carpeted.
	8.	Damp mop spillage in office and public areas as required.

WEEKLY CLEANING	1.	Twice weekly, detail vacuum all rugs and carpeted areas.
	2.	Once weekly, dust all cleared surfaces of furniture, files, fixtures, etc.

WASHROOMS (NIGHTLY)	1.	Damp mop, rinse and dry floors nightly.
	2.	Scrub floors as necessary.
	3.	Clean all mirrors, bright work and enameled surfaces nightly.
	4.	Wash and disinfect all fixtures.
	5.	Damp wipe and disinfect all partitions, tile walls, etc.
	6.	Empty and sanitize all receptacles.
	7.	Fill toilet tissue, soap, towel, and sanitary napkin dispensers.
	8.	Clean flushometers and other metal work.
	9.	Wash and polish all wall partitions, tile walls and enamel surfaces from trim to floor monthly.
	10.	Vacuum all louvers, ventilating grilles and dust light fixtures monthly.

FLOORS	1.	Ceramic tile, marble and terrazzo floors to be swept nightly and washed or scrubbed as necessary.
	2.	Vinyl floors and bases to be swept nightly.
	3.	Tile floors to be waxed and buffed monthly.
	4.	All carpeted areas and rugs to be detailed vacuumed twice weekly and all carpeted traffic areas and other areas as needed to be vacuumed nightly.
	5.	Carpet shampooing will be performed at Tenant's request and billed to Tenant.

GLASS	1.	Clean inside of all perimeter windows as needed, but not more frequently than once every eighteen (18) months.
	2.	Clean outside of all perimeter windows as needed, but not more frequently than once every eighteen (18) months.
	3.	Clean glass entrance doors and adjacent glass panels nightly.

HIGH DUSTING (QUARTERLY)	1.	Dust and wipe clean all closet shelving when empty.
	2.	Dust all picture frames, charts, graphs, etc.
	3.	Dust clean all vertical surfaces.
	4.	Damp dust all ceiling air conditioning diffusers.
	5.	Dust the exterior surfaces of lighting fixtures.
B-1

DAY SERVICE	1.	Check men's washrooms for toilet tissue replacement.
	2.	Check ladies' washrooms for toilet tissue and sanitary napkin replacements.
	3.	Supply toilet tissue, soap and towels in men's and ladies' washrooms.
Neither Landlord nor the janitorial company will be responsible for removing items from surfaces in order to dust them. It is understood that while dusting is completed nightly in the common areas, it is only completed in the Premises once a week and on no particular day. In addition, neither Landlord nor the janitorial company will be responsible for moving, dusting or cleaning any computer, copier, printer or other office equipment. Notwithstanding anything herein to the contrary, it is understood that no services of the character provided for in this Exhibit shall be performed on Saturdays, Sundays or Holidays.
B-2

EXHIBIT C
RULES AND REGULATIONS OF BUILDING
1.    No smoking shall be permitted within any portion of the Building or within twenty (20) feet of the Building’s exterior doors, including tenant spaces and common areas.
2.    Landlord may provide and maintain a directory for all tenants of the Building. No signs, advertisements or notices visible to the general public shall be permitted within the Project without the prior written consent of Landlord. Landlord shall have the right to remove any such sign, placard, picture, advertisement, name or notice placed in violation of this rule without notice to and at the expense of the applicable tenant.
3.    Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by tenants or used by any tenant for any purpose other than ingress and egress to and from the leased premises and for going from one to another part of the Building. At no time shall any tenant permit its employees, agents, contractors or invitees to loiter in common areas or elsewhere in or about the Building or Project.
4.    Corridor doors, when not in use, shall be kept closed.
5.    Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags, food or other unsuitable material shall be thrown or placed therein. Every tenant shall be responsible for ensuring that its employees, agents, contractors and invitees utilize Common Area restrooms in accordance with generally accepted practices of health, cleanliness and decency.
6.    Landlord shall provide all locks for doors into each tenant’s leased area, and no tenant shall place any additional lock or locks on any door in its leased area without Landlord’s prior written consent. Two keys for each lock on the doors in each tenant’s leased area shall be furnished by Landlord. Additional keys shall be made available to tenants at the cost of the tenant requesting such keys. No tenant shall have any duplicate keys made except by Landlord. All keys shall be returned to Landlord at the expiration or earlier termination of the applicable lease.
7.    A tenant may use microwave ovens and coffee brewers in kitchen or break areas. Except as expressly authorized by Landlord in writing, no other appliances or other devices are permitted for cooking or heating of food or beverages in the Building. No portable heaters, space heaters or any other type of supplemental heating device or equipment shall be permitted in the Building. All tenants shall notify their employees that such heaters are not permitted.
8.    All tenants will refer all contractors, subcontractors, contractors’ representatives and installation technicians who are to perform any work within the Building to Landlord before the performance of any work. This provision shall apply to all work performed in the Building including, but not limited to installation of telephone and communication equipment, medical type equipment, electrical devices and attachments, and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portion of the Building.
9.    Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by a tenant of any heavy equipment, bulky material or merchandise which require the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours designated by

Landlord. A tenant must seek Landlord’s prior approval by providing in writing a detailed listing of any such activity. If approved by Landlord, such activity shall be performed in the manner stated by Landlord.
10.    All deliveries to or from the Building shall be made only at such times, in the manner and through the areas, entrances and exits designated by Landlord.
11.    No portion of any tenant’s leased area shall at any time be used for sleeping or lodging quarters. No birds, animals or pets of any type, with the exception of guide dogs accompanying visually impaired persons, shall be brought into or kept in, on or about any tenant’s leased area.
12.    No tenant shall make or permit any loud or improper noises in the Building or otherwise interfere in any way with other tenants or persons having business with them.
13.    Each tenant shall endeavor to keep its leased. area neat and clean. Nothing shall be swept or thrown into the corridors, halls, elevator shafts, stairways or other common areas, nor shall tenants place any trash receptacles in these areas.
14.    No tenant shall employ any person for the purpose of cleaning other than the authorized cleaning and maintenance personnel for the Building unless otherwise approved in writing by Landlord. The work of cleaning personnel shall not be hindered by a tenant after 5:30 PM local time, and such cleaning work may be done at any time when the offices are vacant. Exterior windows and common areas may be cleaned at any time.
15.    To insure orderly operation of the Building, Landlord reserves the right to approve all concessionaires, vending machine operators or other distributors of cold drinks, coffee, food or other concessions, water, towels or newspapers. No tenant shall install a vending machine in the Building without obtaining Landlord’s prior written approval, which shall not be unreasonably withheld; provided, however, any vending machine installed in the Building shall not exceed the weight load capacity of the floor where such machine is to be installed; and, Landlord reserves the right to require that such vending machine be separately metered in accordance with this Lease, and that such vending machine be equipped with an automatic device that reduces the power consumption of such machine during non-peak hours of use of such machine.
16.    Landlord shall not be responsible to tenants, their agents, contractors, employees or invitees for any loss of money, jewelry or other personal property from the leased premises or public areas or for any damages to any property therein from any cause whatsoever whether such loss or damage occurs when an area is locked against entry or not.
17.    All tenants shall exercise reasonable precautions in protection of their personal property from loss or damage by keeping doors to unattended areas locked. Tenants shall also report any thefts or losses to the Building Manager and security personnel as soon as reasonably possible after discovery and shall also notify the Building Manager and security personnel of the presence of any persons whose conduct is suspicious or causes a disturbance. The tenant shall be responsible for notifying appropriate law enforcement agencies of any theft or loss of any property of tenant or its employees, agents, contractors, or invitees.
18.    All tenants, their employees, agents, contractors and invitees may be called upon to show suitable identification and sign a building register when entering or leaving the Building at any and all times designated by Landlord form time to time, and all tenants shall cooperate fully with Building personnel in complying with such requirements.

19.    No tenant shall solicit from or circulate advertising material among other tenants of the Building except through the regular use of the U.S. Postal Service. A tenant shall notify the Building Manager or the Building personnel promptly if it comes to its attention that any unauthorized persons are soliciting from or causing annoyance to tenants, their employees, guests or invitees.
20.    Landlord reserves the right to deny entrance to the Building or remove any person or persons from the Building in any case where the conduct of such person or persons involves a hazard or nuisance to any tenant of the Building or to the public or in the event or other emergency, riot, civil commotion or similar disturbance involving risk to the Building, tenants or the general public.
21.    Unless expressly authorized by Landlord in writing, no tenant shall tamper with or attempt to adjust temperature control thermostats in the Building. Upon request, Landlord shall adjust thermostats as required to maintain the Building Standard temperature.
22.    All requests for overtime air conditioning or heating must be submitted in writing to the Building management office by noon on the day desired for weekday requests, by noon Friday for weekend requests, and by noon on the preceding business day for Holiday requests.
23.    Tenants shall only utilize the termite and pest extermination service provided, designated or approved by Landlord.
24.    No tenant shall install, operate or maintain in its leased premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefor in the Building.
25.    Parking in the Parking Facility shall be in compliance with all parking rules and regulations including any sticker or other identification system established by Landlord. Failure to observe the rules and regulations shall terminate an individual’s right to use the Parking Facility and subject the vehicle in violation to removal and/or impoundment. Parking stickers or other forms of identification supplied by Landlord shall remain the property of Landlord and not the property of a tenant and are not transferable. The owner of the vehicle or its driver assumes all risk and responsibility for damage, loss or theft to vehicles, personal property or persons while such vehicle is in the Parking Facility.
26.    Each tenant shall observe Landlord’s reasonable rules with respect to maintaining standard window coverings at all windows in its leased premises so that the Building presents a uniform exterior appearance. Each tenant shall ensure that to the extent reasonably practical, window coverings are closed on all windows in its leased premises while they are exposed to the direct rays of the sun.
27.    Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes and except as may be needed or used by a physically handicapped person.
28.    Landlord reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as in its judgment shall from time to time be needful for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees, which rules and regulations, when made and written notice thereof is given to a tenant, shall be binding upon it in like manner as if originally herein prescribed.

EXHIBIT D TO LEASE
(Improvement Allowance)
This Work Letter supplements the Lease to which this Exhibit D is attached and, together with the Lease, governs the payment of an Improvement Allowance in connection with the Tenant’s initial occupancy of the Premises. All capitalized terms appearing in this Work Letter shall have the same meaning as those appearing in the Lease, except as expressly modified herein.
1.    Improvement Allowance
a.“Improvement Allowance” shall mean an allowance of $5.00 per square foot of Rentable Area of Premises (i.e., not to exceed $135,675.00), to be provided by Landlord as set forth below.
b.Landlord shall reimburse Tenant for Tenant’s out-of-pocket costs incurred in connection with the purchase of furniture, fixtures and equipment placed in the Premises (the “Improvement Costs”) up to, but not exceeding, the amount of the Improvement Allowance, in accordance with the terms of this Improvement Allowance Section. The Improvement Allowance shall remain available to be used by Tenant through October 31, 2017 (the “Allowance Expiration Date”). Any portion of the Improvement Allowance remaining unused after the Allowance Expiration Date shall be applied to the payment of Base Rent. In the event the Improvement Costs exceed the amount of the Improvement Allowance, Tenant shall be responsible for timely payment of the entire overage. In no event shall Landlord be obligated to expend more than the Improvement Allowance.
c.No later than ten (10) days after all documents required under this paragraph, Landlord shall reimburse Tenant for the Improvement Costs, in an amount up to but not exceeding the Improvement Allowance. Unless waived by Landlord in writing, no final reimbursement of Tenant’s Costs will be made until the following documents have been received by Landlord:
i.copies of invoices detailing the Improvement Costs and evidence of payment thereof.
d.After the Improvement Allowance has been expended by Landlord, the principal amount of the Improvement Allowance, together with interest thereon calculated at the rate of twelve percent (12%) per annum, compounded monthly, shall be amortized evenly over the Term, and so long as Tenant does not default in its monetary obligations under the Lease, and fail to cure such default within the applicable period of cure, if any, provided under this Lease, then the balance of the Improvement Allowance shall be reduced each month by the principal amount amortized each month, and upon Landlord’s receipt of the final payment of Rent due during the initial Term of this Lease, Tenant shall have no liability to Landlord for the repayment of any portion of the Improvement Allowance or the interest that accrued and was amortized over the initial Term of this Lease. In the event of an uncured Default by Tenant under this Lease, then in addition to all of Landlord’s other remedies available under this Lease, Tenant shall also be liable to Landlord for the entire unreduced principal balance of the Improvement Allowance remaining as of the date of default, and interest shall accrue at the Default Rate. Provided, however, that if Landlord elects to exercise its rights under Section 32 of this Lease to
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accelerate the entire amount of all rent and other charges due from Tenant for the balance of the Term (in accordance with the terms of such Section), and Landlord obtains a judgment for, or is paid by Tenant, the entire amount of such accelerated sum, then such judgment for or payment of such accelerated sum shall preclude a separate recovery by Landlord under the foregoing terms of this Section of the unreduced balance of the Improvement Allowance and any interest thereon.
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EXHIBIT E
CERTIFICATE CONFIRMING LEASE DATES & BASE RENT
This Certificate Confirming Lease Dates and Base Rent is attached to and made a part of the Lease dated ____________________, by and between COUSINS FUND II PHOENIX III, LLC, a Delaware limited liability company, as Landlord, and ZIPRECRUITER, INC., a Delaware corporation, as Tenant.
The undersigned hereby agree and confirm that the Commencement Date, Expiration Date, and Base Rent schedule are revised as stated below:
The Commencement Date as defined in Section l(h) of the Lease is _______________, and the Expiration Date as defined in Section l(i) of the Lease is ___________________.
The Base Rent schedule as defined in Section l(j) of the Lease is as follows:
Entire Second Floor
27,135 RSF

Lease Year or Period	Base Rent per RSF	Monthly Amount	Periodic Amount
	$40.00	$90,450.00	$1,085,400.00#
	$40.75	$92,145.93	$1,105,751.20
	$41.50	$93,841.88	$1,126,102.50
	$42.25	$95,537.81	$1,146,453.70
	$43.00	$97,233.75	$1,166,805.00
	$43.75	$98,929.68	$593,578.08
#Subject to the Abated Rent provision set forth below.
Provided that no Default, defined below, exists at the time of the abatement provided below, Tenant’s monthly installment of Base Rent shall be abated for the first full six (6) calendar months of the Term of this Lease (the “Abatement Period”), in the amount of Ninety Thousand Four Hundred Fifty and 00/100 Dollars ($90,450.00) per month, for a total abatement of Base Rent in the amount of Five Hundred Forty-Two Thousand Seven Hundred and 00/100 Dollars ($542,700.00) (the “Abated Rent”). The principal amount of the Abated Rent, together with interest thereon calculated at the Default Rate, defined below, shall be amortized evenly over the Term. So long as no uncured Default, defined below, occurs under this Lease that leads to the Landlord either repossessing the Premises or terminating the Lease, then upon Landlord’s receipt of the final monthly installment of Rent, defined below, Tenant shall have no liability to Landlord for the repayment of any portion of the Abated Rent. In the event of an uncured Default, then in addition to all of Landlord’s other remedies available under the Lease, Tenant shall also become immediately liable to Landlord for the unamortized portion of the Abated Rent existing as of the date of such uncured Default, and interest shall accrue thereon at the Default Rate. Provided, however, that if Landlord elects to exercise its rights under Section 32 of this Lease to accelerate the entire amount of all Rent and other charges due from Tenant for the balance of the Term (in accordance with the terms of such Section), and Landlord obtains a judgment for, or is paid by Tenant, the entire amount of such accelerated sum, then such judgment for or payment of such accelerated sum shall preclude a separate recovery by Landlord under the foregoing terms of this Section of such unamortized portion of the Abated Rent and any interest thereon.

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Landlord:	Tenant:

COUSINS FUND II PHOENIX III, LLC,	ZIPRECRUITER, INC.,
a Delaware limited liability company	a Delaware corporation

By: Cousins Properties Office Fund II, L.P.,	By:
it sole member	Name:
Its:
By: PPOF II, L.L.C., its General Partner

By:
Matthew Mooney
Senior Vice President & Managing Director
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EXHIBIT F
SUPPLEMENTAL HVAC EQUIPMENT
The provision of this Exhibit shall govern the installation, maintenance and removal of all Supplemental HVAC Equipment installed in the Premises. The installation of Supplemental HVAC Equipment in the Premises shall be at Tenant’s sole expense, and shall include the installation of a submeter to monitor the electricity used by the Supplemental HVAC Equipment. Prior to installing any Supplemental HVAC Equipment in the Premises, Tenant shall provide Landlord with plans and specifications for same and obtain Landlord’s written approval, which shall not be unreasonably withheld or delayed. Upon receiving such approval, Tenant shall install the Supplemental HVAC Equipment in compliance with Laws, including all building, electrical, and safety codes, applicable to the Project. Prior to installing the Supplemental HVAC Equipment, Tenant shall obtain any permits or licenses that may be required in order to install and operate such equipment, and Tenant shall timely deliver copies of same to Landlord. In no event shall Tenant’s installation of the Supplemental HVAC Equipment damage the Premises or the Building, or interfere with the maintenance of the Building, or any system currently serving the Building, and Tenant shall pay to Landlord upon demand the cost of repairing any damage to the Building caused by such installation. Tenant shall notify Landlord upon completion of the installation of the Supplemental HVAC Equipment, and Landlord shall have five (5) business days after installation of the Supplemental HVAC Equipment during which to inspect its installation. Tenant shall not commence operation of the Supplemental HVAC Equipment until Landlord has approved its installation. Tenant shall be solely liable for any damages or injury arising out of the installation of the Supplemental HVAC Equipment, and Tenant’s indemnity of Landlord contained in Section 26 shall specifically apply to the installation, operation, maintenance and removal of the Supplemental HVAC Equipment. During the Term of this Lease, as the same may be extended from time to time, Tenant shall be solely responsible for maintaining the Supplemental HVAC Equipment in good working order at Tenant’s sole expense, and Tenant shall reimburse Landlord for all electricity consumed by the Supplemental HVAC Equipment, as additional Rent due hereunder, within fifteen (15) days after Tenant’s receipt of Landlord’s invoice for same. Upon the expiration or earlier termination of this Lease, Tenant shall remove the Supplemental HVAC Equipment from the Premises, and repair all damage to the Premises or the Building caused by the installation or removal of such equipment.
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